                                                                     Exhibit 2.1











                           PURCHASE AND SALE AGREEMENT


                                     BETWEEN


                             PREIT ASSOCIATES, L.P.,
                                                     SELLER

                                       AND


                      LIGHTSTONE REAL ESTATE PARTNERS, LLC
                                                     PURCHASER


                            DATED AS OF MAY 14, 2004

                                                TABLE OF CONTENTS

1.Sale...........................................................................................................1


2.Purchase Price.................................................................................................2


3.Apportionments.................................................................................................3


4.Purchaser's Investigation and Closing Date.....................................................................7


5.Title..........................................................................................................9


6.Representations and Warranties................................................................................11


7.[Intentionally Deleted].......................................................................................16


8.Conditions Precedent to Closing...............................................................................16


9.Deliveries by Seller at Closing...............................................................................19


10.Deliveries by Purchaser at Closing...........................................................................21


11.Covenants....................................................................................................22


12.As Is; Release...............................................................................................27


13.Broker.......................................................................................................29


14.Casualty; Condemnation.......................................................................................29


15.Remedies.....................................................................................................30


16.Purchaser's Access to the Property...........................................................................31


17.Indemnity....................................................................................................33


18.Escrow.......................................................................................................33


19.Assignment...................................................................................................37


20.Access to Records; Tax Matters...............................................................................37


21.Notices......................................................................................................37


22.Property Information and Confidentiality.....................................................................39


23.Miscellaneous................................................................................................42


Exhibits
--------
A - List of Owners, Properties, Sale Prices
B - Legal Descriptions of Parcels
C-  Form of Ground Lease Assignment
D - Form of Lease Assumption
E - Form of Bill of Sale
F - Form of Contract and Permit Assignment
G - Form of FIRPTA Affidavit
H - Form of Tenant Estoppel Certificate
H-1 Form of Seller Estoppel Certificate
I - Form of Ground Lease Estoppel
J - Form of SNDA

Schedules
---------
1(a)(i)    Personal Property
1(b)       Excluded Personal Property
4(a)       Materials Provided by Seller
5(b)       Title Encumbrances Approved by Mortgagees
6(a)(i)(E) Rent Rolls and Delinquency Reports
6(a)(i)(F) Uncured Defaults
6(a)(i)(G) Service Contracts
6(a)(i)(I) Actions and Investigations
6(a)(i)(J) Condemnation Actions
6(a)(i)(K) Violation of Governmental Regulations or Private Encumbrances 6(a)(i)(M) Tax Appeals and Special Assessments
6(a)(i)(N) Tenant Purchase Options
6(a)(i)(R) Unpaid Tenant Improvement Allowances
6(a)(i)(S) Unpaid Broker Commissions
11(c)(iii) Major Tenants
18(c)      Responsibilities for Payment of Closing Costs

                                  DEFINED TERMS

         The following capitalized terms are defined in the respective Section of the Agreement identified below:

         "Acceptable Form" - as such term is defined in Section 11(c)(ii).

         "Additional Deposit" as such term is defined in Section 4(e).

         "Agreement" - as such term is defined in the caption.

         "Anchor Tenant" - as such term is defined in Section 14(a).

         "Approved Institution" - as such term is defined in Section 18(g).

         "Approved Investment" - as such term is defined in Section 18(g)(i).

         "Bill of Sale" - as such term is defined in Section 9(a)(iii).

         "Business Day" - as defined in Section 4(c).

         "Closing" - as such term is defined in Section 4(e).

         "Closing Date" - as such term is defined in Section 4(e).

         "Commitment" - as that term is defined in Section 5(b).

         "Confidential Information" - as that term is defined in Section 22(a).

         "Contract and Permit Assignment" - as such term is defined in Section 9(a)(iv).

         "Contracts" - as such term is defined in Section 9(a)(iv)(B).

         "Deed" - as such term is defined in Section 9(a)(i).

         "Deposit" - as such term is defined in Section 2(b).

         "Designated Employee" - as such term is defined in Section 6(a)(iii).

         "Disclosing Party" - as that term is defined in Section 22(a).

         "Escrow" - as such term is defined in Section 18(a).

         "Ground Lease Assignment" - as such term is defined in Section 9(a)(i).

         "Hazardous Material" - as such term is defined in Section 12(f).

         "Improvements" - as such term is defined in the Background.

         "Investigations" - as such term is defined in Section 4(a).

         "Investigation Period" - as such term is defined in Section 4(c).

         "Laws" - as such term is defined in Section 16(ii).

         "Lease Assumption" - as such term is defined in Section 9(a)(ii).

         "Lease Year" - as such term is defined in Section 3(b).

         "Leases" - as such term is defined in Section 1(a)(vi).

         "Liens" - as such term is defined in Section 5(c).

         "Major Tenants" - as such term is defined in Section 11(c)(iii) and as are listed on Schedule 11(c)(iii).

         "Notice of Objection" - as such term is defined in Section 18(e)(i).

         "Owner(s)" - as such terms are defined in the Background.

         "Parcel(s)" - as such terms are defined in the Background.

         "Permits" - as such term is defined in Section 1(a)(viii).

         "Permitted Exceptions" - as such term is defined in Section 5(b).

         "Personal Property" - as such term is defined in Section 1(a)(iv).

         "Plans" - as such term is defined in Section 1(a)(x).

         "PREIT" - as such term is defined in Section 8(a)(i).

         "Property" and "Properties" - as such terms are defined in the Background.

         "Property Information" - as such term is defined in Section 6(a)(ii).

         "Proposed Transaction" - as such term is defined in Section 22(d).

         "Purchase Price" - as such term is defined in Section 2.

         "Purchaser" - as such term is defined in the caption.

         "Purchaser's Documents" - as such term is defined in Section
6(b)(i)(B).

         "Purchaser's Representatives" - as such term is defined in Section
17(b).

         "Recipient" - as that term is defined in Section 22(a).

         "Seller" - as such term is defined in the caption.

         "Seller Estoppel Certificate" - as such term is defined in Section 11(c)(ii).

         "Seller's Documents" - as such term is defined in Section 6(a)(i)(B).

         "Seller's knowledge" - as such term is defined in Section 6(a)(iii).

         "Seller's Representatives" - as such term is defined in Section 17(a).

         "Service Contracts" - as such term is defined in Section 1(a)(viii).

         "SNDA" - as such term is defined in Section 11(e).

         "Subject Lease Year" - as such term is defined in Section 3(b).

         "Surviving Obligations" - as such term is defined in Section 6(a)(iii).

         "Title Company" - as such term is defined in Section 5(a).

         "Unacceptable Encumbrances" - as such term is defined in Section 5(c).

                           PURCHASE AND SALE AGREEMENT

         PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of May 14, 2004 by and between PREIT ASSOCIATES, L.P., having an office at PREIT Services, LLC, The Bellevue, Third Floor, 200 South Broad Street, Philadelphia, PA 19102 ("Seller"), and LIGHTSTONE REAL ESTATE PARTNERS, LLC, a New Jersey limited liability company, having an office at 326 Third Street, Lakewood, New Jersey 08701 ("Purchaser").


                                   BACKGROUND

         Seller, directly or indirectly, controls each of the owners ("Owners") listed in Exhibit A. Owners, collectively, own fee simple title to five (5) separate retail mall complexes and a leasehold estate in one (1) retail mall complex (each retail mall complex being referred to herein as, a "Property," and collectively, the "Properties") listed on Exhibit A. Each Property consists of the real property or leasehold estate more particularly described on Exhibit B (each, a "Parcel" and collectively, the "Parcels") and the buildings, improvements and other structures constructed on each Parcel (individually as to a Parcel, and collectively, the "Improvements"). Each Parcel, together with the Improvements located thereon and the items listed in Section 1(a)(iii)-(x) shall be referred to herein individually as a "Property," and collectively as the "Properties."

         Purchaser has agreed to purchase the Properties and other assets to be conveyed hereunder in their "AS-IS, WHERE-IS, WITH ALL FAULTS" condition and acknowledges that, except as expressly set forth in this Agreement, Seller has made no representations or warranties to Purchaser regarding the Properties and other assets.

         NOW, THEREFORE, in consideration of ten ($10.00) dollars and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

         1. SALE.

                  (a) The Properties. Seller agrees to sell and cause each Owner to convey to Purchaser, and Purchaser agrees to purchase from Seller, at the price, upon the terms and subject to the conditions set forth in this Agreement,
(i) the Parcel(s) or leasehold estate therein, as the case may be; (ii) the Improvements; (iii) all of that Owner's right, title and interest in and to the easements, rights of way, reservations, covenants, restrictions, privileges, appurtenances, development rights, underground rights, water rights and other estates and rights, if any, pertaining to such Parcel and Improvements; (iv) all right, title and interest in and to all equipment, fixtures, inventory and other tangible personal property owned by such Owner located on and used in connection with the operation of such Parcel(s) and Improvements as a retail mall complex, including such items as are listed in Schedule 1(a)(i), but excluding the items of personal property described in Section 1(b) (collectively, the "Personal Property"); (v) all right, title and interest, if any, in and to any strips and gores, alleys adjoining the Parcel(s), and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Parcel(s) to the center line thereof; (vi) the interest of each Owner as landlord in all leases, licenses and other occupancy agreements encumbering the Properties on the Closing Date (collectively, the "Leases"); (vii) the service, supply, maintenance, utility and commission agreements, and equipment leases with respect to the Properties (collectively, the "Service Contracts"), to the extent assignable; (viii) the licenses, permits, certificates, approvals, authorizations, variances and other written authorizations from any governmental or quasi-governmental authorities having jurisdiction necessary or desirable for the use, operation or ownership of the Properties and in the possession or control of Seller or an Owner (collectively, the "Permits"), to the extent assignable; (ix) all right, title and interest in plans and specifications in the possession and control of Seller or an Owner for such Improvements (collectively, the "Plans"), to the extent assignable; (x) all right, title and interest in warranties in the possession or control of Seller or an owner for such Improvements, to the extent assignable; and (xi) rights (if any) to the name(s) listed in the column labeled "Name of Property" in Exhibit A, to the extent such rights are assignable (it being acknowledged by Purchaser that Seller has no exclusive rights to use any such name and that Seller has not registered the same in any manner).

                  (b) Excluded Property. Specifically excluded from each Property and this sale are all items of personal property described in Schedule 1(b), if any.

         2. PURCHASE PRICE. The purchase price to be paid by Purchaser to Seller for the Properties, is One Hundred Thirty Three Million Dollars ($133,000,000), (the "Purchase Price)." The Purchase Price shall be payable as follows:

                  (a) Two Million Five Hundred Thousand Dollars ($2,500,000.00) (together with any Additional Deposit made pursuant to Section 4(e), the "Deposit"), within two (2) Business Days following full execution and delivery of this Agreement, and as a condition precedent to the effectiveness of this Agreement, by a bank wire transfer of immediately available funds to an account designated by the Title Company. The Deposit shall be held and disbursed by the Title Company in accordance with the terms of this Agreement, and shall be non-refundable except as expressly provided in this Agreement. If Closing occurs, the Deposit shall be applied against the Purchase Price on the Closing Date.

                  (b) At Purchaser's option, Purchaser may deliver a letter of credit to Seller in lieu of the Deposit. Such letter of credit shall be on a bank and in form and substance satisfactory to Seller in its sole discretion, and shall have an outside expiration date not earlier than one hundred eighty
(180) days following the date hereof. At Closing, any letter of credit shall be returned to Purchaser. If Closing does not occur, Seller shall return any letter of credit to Purchaser if the Deposit, if any, would have been returned to Purchaser hereunder. If Seller would have been entitled to retain the Deposit, if any, hereunder, Seller may draw upon such letter of credit and retain the proceeds thereof.

                  (c) The balance of the Purchase Price, by bank wire transfer of immediately available funds to the Title Company's account on or before the Closing Date, subject to the prorations and adjustments set forth in Section 3 or as otherwise provided under this Agreement, plus any other amounts required to be paid by Purchaser to Seller at Closing, and less any amounts to be paid by Seller to Purchaser at Closing.

                  (d) Seller shall be entitled to assign to any affiliate its right to receive all or any portion of the Purchase Price.

         3. APPORTIONMENTS. At Closing, the following apportionments shall be made with respect to each Property as of 11:59 p.m. on the day immediately preceding the Closing Date:

                  (a) Real Estate and Personal Property Taxes. Real estate and personal property taxes shall be prorated for the calendar year or fiscal year, as the case may be, for which such taxes are assessed. Such proration shall be calculated based upon the actual number of days in such calendar year or fiscal year, as the case may be, with Seller being responsible for that portion of such calendar or fiscal year occurring prior to midnight of the day prior to the Closing Date and Purchaser being responsible for that portion of such calendar or fiscal year occurring on and after the Closing Date. All prorations shall be based upon the actual tax assessed and any discounts or penalties shall inure to the benefit of, or be borne by, Seller. If the real estate and/or personal property tax rate and assessments have not been set for the calendar or fiscal year in which the Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding calendar or fiscal year, and such proration shall be adjusted between Seller and Purchaser upon presentation of written evidence that the actual taxes paid for the calendar or fiscal year in which the Closing occurs differ from the amounts used at Closing in accordance with the provisions of Section 3(g). Seller shall pay all installments of special assessments due and payable prior to the Closing Date and Purchaser shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that Seller shall not be responsible for any installments of special assessments which have not been finally assessed (even if Seller shall have received notice that such an assessment is contemplated) or which relate to projects that have not been completed on the date hereof.

                  (b) Rents. All collected rents and other payments from tenants, licensees or other occupants under the Leases shall be prorated between Seller and Purchaser as of midnight on the day prior to the Closing Date. Seller shall be entitled to all rents, charges, and other revenue of any kind attributable to any period under the Leases to but not including the Closing Date. Purchaser shall be entitled to all rents, charges and other revenue of any kind attributable to any period under the Leases on and after the Closing Date. Minimum rent, percentage only rent and additional rent shall be prorated for the month in which Closing occurs. Percentage rent (as contrasted to percentage only rent) shall be apportioned on a Lease-by-Lease basis as follows: (i) subject to the balance of this subparagraph, Seller shall retain all percentage rent payments received by it on and prior to the Closing Date and Purchaser shall retain all percentage rent payments received by it after the Closing Date; (ii) on the Closing Date Seller shall deliver to Purchaser a statement of all percentage rent collected by Seller with respect to the Subject Lease Year on a Lease-by-Lease basis along with a copy of the percentage rent invoices and sales reports which support those collections; (iii) for each Lease, not later than forty-five (45) days after the date that gross sales for the Subject Lease Year are finally determined, Purchaser shall deliver to Seller a statement of all percentage rent collected by Purchaser with respect to that Lease along with a copy of the annual reconciliation of percentage rent owed under the applicable Lease for the Subject Lease Year and the related sales information backup; and,
(iv) for each Lease, within fifteen (15) days after the date the statement and reconciliation described in subsection (iii) above is delivered to Seller, Purchaser shall pay to Seller or Seller shall pay to Purchaser, whichever is applicable, the positive difference between (A) the total percentage rent collected by that party with respect to the Subject Lease Year and (B) the product of (1) the average daily percentage rent received with respect to the Subject Lease Year after taking into account the annual reconciliation and (2) the actual number of days that party was the owner of the applicable Property during the Subject Lease Year (with Purchaser being deemed to be the owner as of the Closing Date). For example, if the tenant's Lease Year runs from February 1 to January 31, the Closing Date occurs on July 16, 2004, Seller collects $0 percentage rent for the Subject Lease Year, and Purchaser collects $700,000 percentage for the Subject Lease Year, then Purchaser shall pay to Seller $317,486 ($700,000 - ($1,912.57(1) x 200 days)). As used herein, the term "Lease
Year" means the twelve (12) month period as to which annual percentage rent is owed under each Lease and "Subject Lease Year" means, for each Lease, the Lease Year in which the Closing Date occurs. Seller shall be entitled to continue or commence audits of percentage rent and percentage only rent under the Leases for the Lease Year immediately prior to the Subject Lease Year, and shall have the right to settle the same in its sole discretion.

--------
(1) $700,000/366 days

                  Rents, CAM charges, utility charges, tax charges and other revenue or reimbursements due landlord under the Leases not collected as of the Closing Date shall not be prorated at the time of Closing, but for a period of twelve (12) months after the Closing Date, Purchaser shall make a reasonable, good faith effort to collect the same on Seller's behalf by invoicing delinquent tenants on a monthly basis for all past due amounts (which obligation shall survive the Closing and shall not be merged in the Deeds); provided, however, that Purchaser shall have no obligation (unless Purchaser elects in its sole discretion) to enforce its rights under the Leases in a court of law or equity, to threaten such enforcement, or to commence any action or proceeding whatsoever to enforce its rights under the Leases. All rents, CAM charges, utility charges, tax charges and other reimbursements due landlord under the Leases collected by Purchaser on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection for periods from and after the Closing Date (i.e., current rents and any other sums due Purchaser as the current owner and landlord), next to the actual costs incurred by Purchaser to third parties in collecting these amounts, with the balance (if any) payable to Seller promptly upon receipt for rents and any other sums due prior to the Closing Date, to be applied in reverse chronological order of the date on which same became due. Seller may not bring suit against any such tenant to collect any such sums unless the tenant is an tenant in other shopping centers owned by Seller or an affiliate of Seller, in which case Seller shall be permitted to bring suit against that tenant. In no event shall Seller seek or threaten eviction of any tenant in the Properties. Purchaser shall receive a credit against the Purchase Price for pre-paid rentals held by Seller covering the period post-Closing. Advertising or marketing funds collected by Seller prior to Closing, net of expenses not assumed by Purchaser, will be credited against the Purchase Price at Closing. Notwithstanding anything herein to the contrary, Seller shall retain all rights and claims against tenants and former tenants in bankruptcy which are no longer in possession at a Property.

                  (c) Operating Expenses. Operating expenses for each Property shall be prorated as of 11:59 p.m. of the day prior to the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Properties (such as amounts due under the Service Contracts) to, but not including the Closing Date, and Purchaser shall pay all utility charges and other operating expenses attributable to the Properties on or after the Closing Date. To the extent that the amount of actual utility consumption, other operating expenses or revenues are not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading, in the case of utility consumption, or on the last bill or receipt, and post-Closing adjustments between Purchaser and Seller shall be made ninety (90) days following the Closing Date, which obligation shall survive the Closing and shall not be merged in the Deeds. Seller shall not assign to Purchaser any deposits which Seller has with any of the utility services or companies servicing the Properties. Purchaser shall arrange with such services and companies to have accounts opened in Purchaser's name beginning at 12:01 a.m. on the Closing Date.

                  (d) Security Deposits. At Closing, Seller shall account to Purchaser for, and give Purchaser a credit against the Purchase Price for the Properties in the aggregate amount of, the unapplied cash security deposits then held by Seller under the Leases and any interest required by law or the applicable Lease to be accrued thereon. At Closing, Purchaser shall assume liability for, and indemnify and hold Seller harmless from and against claims relating to, all unapplied cash security deposits so credited. Following Closing, Seller shall assume liability for, and indemnify and hold Purchaser harmless from and against claims relating to, any unapplied cash security deposits not so credited. If any security deposit is held in the form of a letter of credit, the original letter of credit will be assigned and delivered to Purchaser at Closing together with any other documents required to effect the transfer to Purchaser at Closing. The obligations of the parties pursuant to this Section 3(d) shall survive Closing and shall not be merged in the Deeds.

                  (e) New Leases. At Closing, Purchaser shall reimburse Seller, or assume liability for, and indemnify and hold Seller harmless from and against, all brokerage and other costs and expenses, including without limitation, incentives, allowances and other inducements, paid or payable on account of leases entered into following the execution of this Agreement which are approved by Purchaser pursuant to Section 11(b).

                  (f) Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (i) to Purchaser, such sum shall be paid at the Closing by giving Purchaser a credit against the Purchase Price in the amount of such credit balance, or (ii) to Seller, Purchaser shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated Seller for the payment of the Purchase Price.

                  (g) Delayed Adjustment. If at any time following the Closing Date, any adjustment under any subsection of this Section 3 shall prove to be incorrect (whether as a result in an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested within twelve (12) months after the Closing Date for all adjustments other than (i) the adjustments of taxes, in which case proof must be delivered to the party from whom payment is requested within one (1) year after the Closing Date and (ii) the adjustment of percentage rent shall be made when the calculation and payment thereof has been made, and in any event, within sixteen (16) months following the Closing Date. The provisions of this Section 3(g) shall survive the Closing and shall not be merged in the Deeds.

                  (h) Purchaser's Investigations. Purchaser shall pay for Purchaser's Investigations and any other due diligence performed by Purchaser with respect to the Properties.

                  (i) Attorneys' Fees. Purchaser and Seller shall each be responsible for paying its own attorneys', consultants' and other professionals' fees in connection with this transaction.

                  (j) Title Costs. To the extent Seller can obtain a reduction in title insurance premiums payable by Purchaser at Closing, Purchaser shall reimburse to Seller fifty percent (50%) of the amount of such savings. The amount of the reduction, if any, will be measured by the reduction in the premium for the base policy, without consideration of the cost for any endorsements sought by Purchaser.

                  (k) Wal-Mart Expansion Project. Seller shall remain responsible to Wal-Mart for site preparation work and improvements in connection with Wal-Mart's expansion (Seller hereby agreeing either to complete this work prior to the Closing Date, or to escrow with Purchaser's lender an amount sufficient in Purchaser's lender's reasonable discretion to cover completion costs) and any payment or reimbursement payable by Wal-Mart to the landlord of the West Manchester Mall for this work shall be payable to Seller, whether or not due or payable prior to Closing. Seller shall remain responsible to pay the remaining $833,333.33 fee to The May Company for its consent to the Wal-Mart expansion (which amount, together with abatement of CAM charges through 3/13 at West Manchester and several other malls not being sold to Purchaser, Seller represents is the sole remaining consideration owed to The May Company for consenting to the Wal-Mart expansion), and at Closing shall escrow with the Purchaser's lender a letter of credit in the amount of $833,333.33 as security for Seller's obligation hereunder. The provisions of this Section 3(k) shall survive the Closing and shall not merge in the Deeds

                  (l) CAM Audits. Seller shall remain responsible for, and shall control, any audits of CAM charges for periods prior to the year of the Closing Date, and shall have the right to settle the same in its sole discretion. Purchaser shall cooperate with Seller to the extent required and shall make any books and records assigned hereunder available to Seller in connection with any such audit.

                  (m) Unpaid Tenant Allowances. Seller shall remain responsible for payment of the unpaid tenant allowances listed on Schedule 6(a)(i)(B), if the tenants listed thereon become entitled at any time after the Closing Date to collect these allowances pursuant to the terms of their respective leases, and Seller shall indemnify Purchaser for these amounts. Purchaser shall make no payment to a tenant for any amounts listed on Schedule 6(a)(i)(B) without Seller's written authorization. If a tenant makes a claim for an unpaid allowance, Purchaser shall promptly notify Seller and provide Seller with any correspondence and supporting documentation provided by the tenant, and Seller shall be entitled to determine whether the tenant has complied with its obligation under its Lease. The provisions of this Section 3(m) shall survive the Closing and shall not be merged in the Deeds. If a tenant listed on Schedule 6(a)(i)(B) provides an estoppel certificate pursuant to Section 11(c) claiming the allowance and complies with all obligations under its Lease required to collect the allowance, then Seller shall pay the allowance at or prior to Closing, and Schedule 6(a)(i)(B) shall be revised to reflect the payment made. If a tenant listed on Schedule 6(a)(i)(B) provides an estoppel certificate pursuant to Section 11(c) claiming the allowance but does not comply with all obligations under its Lease required to collect the allowance, then at Closing Seller shall escrow with Purchaser's lender the amount of the allowance for a period of ninety (90) days to permit the tenant to comply with the requirements for collection. If the tenant complies within that ninety (90) day period, the escrowed amount shall be released to the tenant and Schedule 6(a)(i)(B) shall be revised to reflect the payment made. If the tenant does not comply, the escrowed amount shall be returned to Seller, and Seller's indemnity with respect to that allowance shall remain in full force and effect.

         4. PURCHASER'S INVESTIGATION AND CLOSING DATE.

                  (a) Purchaser's Investigations. Following the date hereof, Purchaser, in its sole discretion, shall have the right to conduct, and shall conduct, such title, survey, environmental, physical, structural and any other examinations, inspections, testing, studies and investigations of the Properties and review all Leases, Service Contracts, Permits, Plans and other documents related to the Properties (collectively, the "Investigations") which Purchaser deems necessary. Unless expressly provided to the contrary in this Agreement, Purchaser shall pay all costs and expenses incurred in connection with the Investigations.

                  Purchaser acknowledges that it has received from Seller the reports, materials and other items with respect to the Properties listed on
Schedule 4(a). If Purchaser requires any other materials, Seller shall endeavor to deliver these materials to Purchaser within five (5) Business Days following request if they are in Seller's possession or control. Purchaser acknowledges and agrees that (i) Seller makes no representations or warranties, express or implied, with respect to the accuracy, quality, completeness, methodology of preparation or otherwise of, or concerning the contents of any such reports, materials or other items now or hereafter provided to Purchaser, except as expressly set forth in Section 6, and (ii) Seller shall have no liability whatsoever with respect to any of such reports, materials and other items now or hereafter provided to Purchaser.

                  (b) Performance of Investigations. Purchaser represents and warrants that it has made arrangements for the Investigations, and covenants that the Investigations will be performed promptly and diligently in a manner to allow for their completion on or prior to the expiration of the Investigation Period. While this Agreement remains in effect, Purchaser and its agents shall have access to the Properties in accordance with Section 16, all at Purchaser's sole cost and expense.

                  (c) Right to Terminate. Purchaser shall have the right to terminate this Agreement for any reason or for no reason at all by giving written notice thereof to Seller, together with copies of the Investigations, on or before 5:00 p.m. Eastern Daylight Time on June 2, 2004 (such period from the execution hereof to such time and date, the "Investigation Period"). If Purchaser terminates the Agreement pursuant to this Section 4(c), the Deposit shall be returned to Purchaser, Purchaser shall then deliver a complete copy of all reports and other materials obtained by Purchaser in the Investigations and assign to Seller all of Purchaser's right, title and interest therein, and thereafter neither Seller nor Purchaser shall have further rights, liabilities or obligations hereunder, except for Surviving Obligations. Notwithstanding the foregoing, Purchaser shall not be required to deliver to Seller proprietary information developed by Purchaser or its consultants containing Purchaser's trade secrets or confidential information, but Purchaser shall not disclose any such information outside of The Lightstone Group. Purchaser shall remain solely responsible to pay all costs related to the Investigations. As used herein, a "Business Day" shall be any day other than (i) a Saturday or a Sunday, or (ii) a day on which national banks in New York, New York or Philadelphia, Pennsylvania are not open for business.

                  (d) Failure to Terminate. Notwithstanding the provisions of
Section 21 to the contrary, if Purchaser shall not have provided Seller with notice of its termination hereof prior to the expiration of the Investigation
Period:

                           (i) Purchaser shall be deemed to have irrevocably
waived the right of termination granted under Section 4(c),

                           (ii) Purchaser shall be deemed to have made, and be
satisfied with, all such Investigations of the Properties as it deems necessary and desirable,

                           (iii) the Purchase Price shall be deemed to reflect
the results of Purchaser's Investigations,

                           (iv) except to the extent expressly set forth in this
Agreement, from and after the expiration of the Investigation Period, Purchaser shall assume all risks and adverse changes and events with respect to the Properties, and

                           (v) after such date, Purchaser shall have no further
right to terminate this Agreement, except as expressly set forth herein.

                  (e) Closing. The delivery of the Deeds and Assignment of Ground Lease, and the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103-6996, at 10:00 A.M. on the first Business Day which is thirty (30) days following the later of (i) the expiration of the Investigation Period or (ii) the date on which Seller delivers to Purchaser no-downgrade letters from Standard & Poor's and Moody's (the relevant rating agencies) or other evidence that Seller's lender and the applicable rating agencies have approved the release of West Manchester Mall and Martinsburg Mall from the Lien of the existing mortgages on those Properties, subject, however, to reasonable conditions, provided that this obligation is subject to the outside dates set forth in the final paragraph of Section 8(a) (such date, as it may be extended pursuant to the terms of this Agreement, the "Closing Date"). Purchaser shall have the right to extend the originally-scheduled Closing Date for two additional periods of up to thirty (30) days each in order to complete its financing by doing each of the following at least three (3) Business Days prior to the then-current Closing Date: (A) giving Seller written notice thereof and
(B) depositing with the Title Company by bank wire or other immediately available funds, the sum of $1,000,000 for each 30-day period (each, an "Additional Deposit"), which shall be deposited in the account holding the Deposit and shall be held and disbursed in accordance with Section 18.

         5. TITLE.

                  (a) Good and Marketable Title. It shall be a condition to Purchaser's obligation to close on the Properties (which may be waived in whole or in part by Purchaser), that title to each Property shall be good and marketable, free and clear of liens and encumbrances except the Permitted Exceptions, insurable at regular rates by First American Title Insurance Company (the "Title Company") in the amount of the Purchase Price, insuring that fee simple title to each Property, or with respect to the Shenango Valley Mall, the leasehold title to such Property, is vested in Purchaser subject only to the Permitted Exceptions (defined below). Purchaser shall be entitled to request that the Title Company provide, at Purchaser's sole cost and expense, such endorsements (or amendments) to the title policy for such Property as Purchaser may reasonably require, provided that (i) such endorsements (or amendments) shall be at no cost or additional liability to Seller, (ii) Purchaser's obligations under this Agreement shall not be conditioned upon Purchaser's ability to obtain such endorsements and, if Purchaser is unable to obtain such endorsements, Purchaser shall nevertheless be obligated to proceed to close the on the Properties without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of Purchaser's request.

                  (b) Title Commitments. Purchaser shall obtain from the Title Company a title commitment (the "Commitment") with respect to each Property and, not later than the expiration of the Investigation Period, deliver a copy thereof to Seller and Seller's counsel together with a letter setting forth Purchaser's objections to the exceptions to title listed on Schedule B to the Commitment. Unless Purchaser shall object to any such exception on or before the expiration of the Investigation Period, Purchaser shall be deemed to have consented to all exceptions to title on Schedule B to the Commitment. Seller shall convey or cause to be conveyed and Purchaser shall accept title to each Property subject to (i) rights of tenants in possession under the Leases as tenants only, (ii) applicable zoning and building ordinances and land use regulations provided they do not interfere with the use and occupancy of the Property as a retail shopping center, (iii) such exceptions to title as are listed on Schedule B-II to any Commitment (unless objected to as provided above), (iv) such state of facts as would be disclosed by a visual inspection of each Property (provided this exception is omitted or endorsed over on the lender's policy), (v) the Title Company's standard preprinted survey exception (provided this exception is omitted or endorsed over on the lender's policy),
(vi) the Lien of taxes not yet due and payable, (vii) any exceptions caused by Purchaser, its agents, representatives or employees, (viii) the matters referred to on Schedule 5(b), and (ix) any other exceptions (such as utility easements) that do not affect the value of a Property or its use as a retail mall complex provided they are reasonably acceptable to Purchaser's lender (the foregoing exceptions described in subsections (i) - (ix) being herein collectively called the "Permitted Exceptions").

                  (c) Unacceptable Encumbrances. Any title exceptions which are timely objected to by Purchaser shall be herein collectively called the "Unacceptable Encumbrances." Seller may elect (but shall not be obligated except as otherwise provided in this Agreement) to remove, or cause to be removed at its expense, any Unacceptable Encumbrances, and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such removal. Seller shall notify Purchaser in writing within five
(5) Business Days after receipt of Purchaser's notice of Unacceptable Encumbrances whether Seller elects to remove the same. Seller shall be deemed to have elected not to remove the applicable item if Seller does not so notify Purchaser of such election within such five (5) Business Day period. If Seller is unable, or elects not to remove or endorse over any Unacceptable Encumbrances, or does not remove the Unacceptable Encumbrance to Purchaser and its lender's reasonable satisfaction, Purchaser may elect, in its sole discretion, as its sole and exclusive remedy, either (i) to terminate this Agreement by notice to Seller pursuant to Section 15(a), in which event the provisions of Section 15(a) shall apply, or (ii) to take such title as Seller can convey without abatement of or credit against the Purchase Price. Notwithstanding the foregoing, except as specified in subsections (d) - (e) below, Seller agrees to satisfy mortgages, real estate taxes, water and sewer charges, assessments, judgments against each Owner of a Property or other liens (collectively, the "Liens") secured by or affecting its Property which can be satisfied by payment of liquidated sums in an aggregate amount not to exceed the Purchase Price allocated to such Property, or bond against the same, and shall deliver to Purchaser or the Title Company, at Closing, instruments in recordable form and sufficient to satisfy such Liens or other encumbrances of record, together with the cost of recording or filing said instruments, or a bond therefor.

                  (d) Corporate Tax Liens. Any franchise or corporate tax open, levied or imposed against Seller, an Owner or other owners in the chain of title that may be a Lien on the Closing Date, shall not be an objection to title if the Title Company omits same from the title policy issued pursuant to the Commitment or excepts same but insures Purchaser against collection thereof out of the Property in a manner reasonably acceptable to Purchaser's lender.

                  (e) Judgments Against Others. If a search of title discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that Seller or an Owner, Seller will deliver to Purchaser and the Title Company an affidavit stating that such judgments, bankruptcies or other returns are not against Seller or such Owner, whereupon, provided the Title Company omits such returns as exceptions to title or provides affirmative coverage with respect thereto, such returns shall not be deemed an objection to title.

         6. REPRESENTATIONS AND WARRANTIES.

            (a) Seller's Representations.

                  (i) Seller, for itself, each Owner and each Property, represents and warrants to Purchaser as follows:

                           A. Seller and each Owner are duly formed and validly
existing under the laws of the State of its formation and qualified to conduct business under the laws of the state in which each Property is located.

                           B. Subject to the terms of this Agreement, Seller and
each Owner have the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Seller and each Owner pursuant to this Agreement (collectively, the "Seller's Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under Seller's Documents. Seller, directly or indirectly, controls each Owner. Each Owner is the sole owner of the fee simple title to the Property owned by it as set forth on Exhibit A, with the exception of the PR Shenango Valley Limited Partnership, which is the sole ground lessee of the Shenango Valley Mall.

                           C. Subject to the terms of this Agreement, this
Agreement and Seller's Documents have been duly authorized by all requisite action on the part of Seller, and are the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms.

                           D. This Agreement and Seller's Documents do not and
will not contravene any provisions of the bylaws, partnership agreement or operating agreement of Seller or any Owner, or any judgment, order, decree, writ or injunction issued against Seller, or to the knowledge of Seller, any provision of any Laws applicable to Seller or any Owner, except, in each case, where consents thereto have been obtained. Except as specified above, the consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Seller or any Owner under any agreement to which Seller or any Owner or any of its or their assets are subject or bound, except where consents thereto have been obtained, and will not result in a violation of any Laws applicable to Seller or any Owner.

                           E. The rent roll and delinquency reports attached
hereto as Schedule 6(a)(i)(E) for each Property are accurate in all material respects as of the date thereof. Neither Seller nor any Owner has received any advance payment of rent (other than the current month) on account of any Leases except as set forth on Schedule 6(a)(i)(E).

                           F. The Leases, Permits and other documents made
available for Purchaser's review in Seller's management offices are true, correct and complete in all material respects. Each Lease is in full force and effect and has not been amended except as set forth in Schedule 6(a)(i)(E). No Owner has entered into any written or oral lease, nor any agreement to lease any portion of its Property except as set forth in Schedule 6(a)(i)(E). Except as set forth in Schedule 6(a)(i)(F), neither Seller nor any Owner has received or given any notice of a default under the Leases which has not been cured.

                           G. Schedule 6(a)(i)(G) lists all Service Contracts,
broker agreements and other contracts affecting each Property which will be binding upon Purchaser after the Closing, and the copies of these documents provided to Purchaser are true, correct and complete in all material respects. Each of the Service Contracts listed in Schedule 6(a)(i)(G) is in full force and effect and has not been assigned, modified, amended or rescinded except as specified in Schedule 6(a)(i)(G). Neither Seller nor any Owner has received or given notice of a default under the Service Contracts which has not been cured.

                           H. There are no employees of Seller or any Owner and
no employee benefit plans for which Purchaser will be responsible on or after the Closing Date, and there are no union contracts with employees of any Property.

                           I. There is no pending action, suit, proceeding or
investigation to which Seller or any Owner is a party before any court or other governmental authority with respect to any Property which is likely to have a material adverse impact on the transactions contemplated hereby or any Property except as set forth on Schedule 6(a)(i)(I), and Seller has no knowledge of any of the same being threatened against Seller, any Owner or any Property.

                           J. There are no pending condemnation proceedings that
affect all or any portion of any Property and Seller has not received any written notice from any condemning authority threatening a condemnation proceeding that would affect all or any portion of any Property, except as set forth in Schedule 6(a)(i)(J).

                           K. Seller has not received written notice from any
governmental authority requiring the correction of any condition with respect to all or any part of any Property by reason of a violation of any Law except as set forth in Schedule 6(a)(i)(K). Except as set forth in Schedule 6(a)(i)(K), Seller has not received written notice of any pending or (to Seller's knowledge) threatened judicial or administrative action by adjacent landowners or other persons or with respect to any easements or other recorded instruments encumbering any Property.

                           L. Seller has not received any summons, citation,
directive, notice of violation, letter, or other related communication from the United States Environmental Protection Agency or State Department of Environmental Protection or other governmental body responsible for administering or enforcing environmental laws relating to Seller, any Owner or any Property except as set forth in Schedule 6(a)(i)(K). There are no pending requests for information or inquiries from any governmental authority or any investigations, actions, suits, claims, or proceedings relating to Hazardous Materials in or on the Property except as set forth in Schedule 6(a)(i)(K). During the time period of Seller's or any Owner's ownership of the Properties, to Seller's knowledge (which knowledge shall, solely for the purposes of this subsection (L), be based on the assumption that the Designated Employees have no specialized knowledge about Hazardous Materials and their proper production, deposit, generation, transportation, storage, treatment, or disposal under applicable Law) and except as disclosed in any environmental report provided to or obtained by Purchaser relating to a Property, no Property has been used for the production, deposit, generation, transportation, storage, treatment, or disposal of any Hazardous Materials contrary to applicable Laws, and no Hazardous Materials were disposed of on, in, or at any Property contrary to applicable Laws.

                           M. Neither Seller nor any Owner has instituted any
tax appeals except as set forth in Schedule 6(a)(i)(M), nor have they received written notice of any pending special assessments that affect any Property except as set forth in Schedule 6(a)(i)(M).

                           N. Neither Seller nor any Owner has entered into any
other agreement or option to sell any Property or any portion thereof other than this Agreement, and no tenant has any option to purchase any portion of any Property except as disclosed in Schedule 6(a)(i)(N).

                           O. Each Owner has good title to the Personal Property
owned by it and listed in Schedule 1(a)(i).

                           P. Neither Seller nor any Owner has (1) commenced a
voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (2) caused, suffered or consented to the appointment of a receiver, buyer, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (3) made an assignment for the benefit of creditors.

                           Q. Neither Seller nor any Owner is a "foreign person"
as that term is defined in the Federal Foreign Investment in Real Property Tax Act of 1980 or the 1984 Tax Reform Act, as amended.

                           R. No unpaid tenant improvement allowances are due
under the Leases except as set forth on Schedule 6(a)(i)(R).

                           S. No commissions are due or will become due to any
broker on account of any of the Leases for terms currently in effect except as set forth on Schedule 6(a)(i)(S).

                  (ii) To the extent any information furnished or made available to or otherwise obtained by Purchaser prior to the expiration of the Investigation Period, including without limitation, engineering reports, environmental reports, tax receipts, technical data, financial statements, financial information, business plans, marketing plans, offering materials, title reports, surveys, contracts, permits or other information related to the Properties (collectively, "Property Information") contains provisions or information that are inconsistent with the foregoing representations and warranties, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the Property Information. As used in this Agreement, the words "Seller's knowledge" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Jeffrey A. Linn, Mario Ventressa or Michael Fenchak (the "Designated Employees"), without any duty of inquiry or investigation, and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or any affiliates thereof. Seller represents and warrants that the Designated Employees are the employees who are primarily responsible for sale and/or asset management of the Properties and who possess relevant knowledge pertaining to the Properties and the representations and warranties contained herein. There shall be no personal liability on the part of the Designated Employees arising out of any representations or warranties made herein.

                  (iii) If, at or prior to the Closing, (A) Purchaser shall become aware (whether through its own efforts, by notice from Seller or otherwise) that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect and shall give Seller notice thereof at or prior to the Closing, or (B) Seller obtains knowledge that a representation or warranty herein made by Seller is untrue, inaccurate or incorrect in any material respect, Seller shall give Purchaser prompt written notice thereof; and in either such event, Seller may, in its sole discretion, elect by notice to Purchaser to adjourn the Closing one or more times for up to sixty (60) days in the aggregate in order to cure or correct such untrue, inaccurate or incorrect representation or warranty. If any such misrepresentation or breach of warranty is not materially untrue, inaccurate or incorrect, and is not cured or corrected by Seller on or before the Closing Date (whether or not the Closing is adjourned as provided above), Purchaser shall nevertheless be deemed to, and shall, waive such misrepresentation or breach of warranty and shall consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price. If any such misrepresentation or breach of warranty is materially untrue, inaccurate or incorrect, and is not cured or corrected by Seller on or before the Closing Date (whether or not the Closing is adjourned as provided above), then Purchaser, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (1) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (2) to terminate this Agreement by notice given to Seller on or before the Closing Date, in which event this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for those obligations that are expressly stated to survive the termination of this Agreement (the "Surviving Obligations"), and except that Purchaser shall be entitled to a return of the Deposit. Purchaser acknowledges and agrees that (3) at or prior to the Closing, Purchaser's rights and remedies in the event any of Seller's representations or warranties made in this Agreement are untrue, inaccurate or incorrect shall be only as provided in this
Section 6(a)(iii), and (4) if the Closing does not occur, Purchaser hereby expressly waives, relinquishes and releases all other rights or remedies available to it at law, in equity or otherwise (including, without limitation, the right to seek damages from Seller or any Owner) as a result of any of Seller's representations or warranties made in this Agreement being untrue, inaccurate or incorrect.

                  (iv) In the event the Closing occurs:

                           A. Notwithstanding anything contained in Section
6(a)(ii) or elsewhere in this Agreement to the contrary, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller or any Owner for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller's representations or warranties being untrue, inaccurate or incorrect if (1) Purchaser knew that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Purchaser nevertheless closes title hereunder, or (2) Purchaser's damages as a result of such representation(s) or warranty(ies) being untrue, inaccurate or incorrect are less than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

                           B. Notwithstanding anything contained herein to the
contrary, if the Closing shall have occurred and to the extent Purchaser shall not have waived, relinquished and released all rights or remedies available to it at law, in equity or otherwise as provided hereunder, the aggregate liability of Seller and the Owners arising pursuant to or in connection with the representations, warranties, covenants and other obligations (whether express or implied) of Seller in this Agreement and/or the Seller's Documents (including, without limitation, the Deeds, the Ground Lease Assignment, the Contract and Permit Assignment and Bill of Sale) shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate.

                  The provisions of this Section 6(a)(iv) shall survive the Closing and shall not be merged in the Deeds.

                  (v) The representations and warranties of Seller set forth in
Section 6(a)(i) shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date. The representations and warranties of Seller set forth in this Agreement shall remain operative and shall survive for a period of one hundred eighty (180) days following the Closing Date, and shall not be merged therein for such period, and no action or claim based thereon shall be commenced after such period unless the factual basis of the claim or cause of action asserted in the action was first identified with reasonable clarity in a written notice delivered to Seller not later than one hundred eighty (180) days following the Closing Date.

         (b) Purchaser's Representations.

             (i) Purchaser represents and warrants to Seller as follows:

                           A. Purchaser is a duly formed and validly existing
limited liability company under the laws of the State of New Jersey, and as of the Closing Date shall be qualified under the laws of the state in which each Property is located to conduct business therein.

                           B. Purchaser has the full legal right, power,
authority and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement (collectively, the "Purchaser's Documents"), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under Purchaser's Documents.

                           C. This Agreement and Purchaser's Documents have been
duly authorized by all requisite corporate action on the part of Purchaser, and are the valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms.

                           D. This Agreement and Purchaser's Documents do not
and will not contravene any provision of the articles and bylaws of Purchaser, any judgment, order, decree, writ or injunction issued against Purchaser, or any provision of any Laws applicable to Purchaser. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Purchaser under any agreement to which Purchaser or any of its assets are subject or bound and will not result in a violation of any Laws applicable to Purchaser.

                           E. Purchaser has no knowledge as of the date hereof
of pending actions, suits, proceedings or investigations to which Purchaser is a party before any court or other governmental authority which is likely to have material adverse impact on the transactions contemplated hereby.

                  (ii) The representations and warranties of Purchaser set forth in Section 6(b)(i) and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement, shall be deemed to be repeated on and as of the Closing Date and shall survive the Closing for a period of one hundred eighty (180) days and shall not be merged therein for such period, and no action or claim based thereon shall be commenced after such period unless the factual basis of the claim or cause of action asserted in the action was first identified with reasonable clarity in a written notice delivered to Purchaser not later than one hundred eighty (180) days after the Closing.

         7. [INTENTIONALLY DELETED].

         8. CONDITIONS PRECEDENT TO CLOSING.

                  (a) Joint Conditions. It shall be a condition to Seller's and Purchaser's obligations under this Agreement to proceed to Closing on the Properties that:

                           (i) the Board of Trustees of Pennsylvania Real Estate
Investment Trust ("PREIT") shall have approved the transactions contemplated by this Agreement. Seller will advise Purchaser in writing of the Board's decision on or before the date that is 3 Business Days following the expiration of the Investigation Period.

                           (ii) Seller shall have been able to obtain the
release of the Lien of the mortgages on the West Manchester Mall and the Martinsburg Mall on or before September 15, 2004, as that date may be extended pursuant to the final paragraph of this Section 8(a). Seller shall use reasonable business efforts to substitute collateral as permitted by the loan encumbering such malls; provided, however, Seller shall not be required to defease the loan in order to obtain such release.

         If the conditions set forth in Section 8(a)(i) are not satisfied by the date specified therein, this Agreement shall terminate, the Deposit shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights, liabilities or obligations hereunder, except for the Surviving Obligations and as provided in the next sentence. Upon any termination of this Agreement pursuant to Section 8(a)(i), Purchaser shall deliver to Seller copies of all Investigations with respect to the Properties, deliver and assign to Seller all of Purchaser's right, title and interest in such Investigations, and Seller shall pay Purchaser its actual out-of-pocket costs and expenses for the Investigations, including without limitation its title and survey investigations, and Seller's attorneys' fees, up to $350,000.

         If the conditions set forth in Section 8(a)(ii) are not satisfied by September 15, 2004, Purchaser, at its option, may (A) notify Seller on or before September 16, 2004 that it wishes to give Seller an additional thirty (30) days to continue negotiations for these releases, in which case Seller shall have until October 15, 2004 to satisfy this condition, or (B) terminate this Agreement with respect to all Properties, whereupon the Deposit shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights, liabilities or obligations hereunder, except for the Surviving Obligations and as provided in the final sentence of this paragraph. If Purchaser exercises option (A) above and the conditions set forth in Section 8(a)(ii) are not satisfied by October 15, 2004, then Purchaser, at its option, may (C) notify Seller on or before October 16, 2004 that it wishes to give Seller an additional thirty (30) days to continue negotiations for these releases, in which case Seller shall have until November 15, 2004 to satisfy this condition, or (D) terminate this Agreement with respect to all Properties, whereupon the Deposit shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights, liabilities or obligations hereunder, except for the Surviving Obligations and as provided in the final sentence of this paragraph. If Purchaser exercises option (C) above and the conditions set forth in Section 8(a)(ii) are not satisfied by November 15, 2004, then Purchaser, at its option, may exercise option (D) above. Upon any termination of this Agreement pursuant to Section 8(a)(ii), Purchaser shall deliver to Seller copies of all Investigations with respect to the Properties, deliver and assign to Seller all of Purchaser's right, title and interest in such Investigations, and Seller shall pay Purchaser its actual out-of-pocket costs and expenses for the Investigations, including without limitation its title and survey investigations, and Seller's attorneys' fees, up to $350,000.

         (b) Purchaser Conditions. Purchaser's obligation under this Agreement to purchase the Properties is subject to the fulfillment of each of the following conditions, subject, however to the provisions of Section 8(d):

                           (i) The representations and warranties of Seller
contained herein shall be materially true, accurate and correct as of the Closing Date;

                           (ii) Seller and each Owner shall have delivered all
the documents and other items required by Section 9 (including without limitation estoppel certificates that comply with the provisions of Sections 11(c) and (d)) and shall have performed in all material respects all other covenants, undertakings and obligations, and complied in all material respects with all conditions required by this Agreement to be performed or complied with the Seller or such Owners at or prior to the Closing.

                           (iii) Title to the Properties shall be as required
under this Agreement; and

                           (iv) On or prior to Closing Date, (A) Seller shall
not have applied for or consented to the appointment of a receiver, trustee or liquidator for itself or any of its assets unless the same shall have been discharged prior to the Closing Date, and no such receiver, liquidator or trustee shall have otherwise been appointed, unless same shall have been discharged prior to the Closing Date; (B) Seller shall not have admitted in writing an inability to pay its debts as they mature; (C) Seller shall not have made a general assignment for the benefit of creditors; (D) Seller shall not have been adjudicated a bankrupt or insolvent, or had a petition for reorganization granted with respect to Seller; and (E) Seller shall not have filed a voluntary petition seeking reorganization or an arrangement with creditors or taken advantage of any bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation law or statute, or filed an answer admitting the material allegations of a petition filed against it in any proceedings under any such law, or had any petition filed against it in any proceeding under any of the foregoing laws unless the same shall have been dismissed, cancelled or terminated prior to the Closing Date.

         Purchaser acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Purchaser's ability to obtain any (1) governmental or quasi-governmental approval of changes or modifications in use, zoning or subdivision, (2) modification of any existing land use restriction,
(3) site plan approval or building permit, (4) consents to assignments of any Service Contracts, management agreements or other agreements which Purchaser desires, or (5) financing.

         (c) Seller's Conditions. Seller's obligation under this Agreement to sell the Properties to Purchaser are subject to the fulfillment of each of the following conditions, subject, however to the provisions of Section 8(d):

                           (i) The representations and warranties of Purchaser
contained herein shall be materially true, accurate and correct as of the Closing Date;

                           (ii) Purchaser shall have delivered the Purchase
Price and other funds required hereunder and all the documents to be executed by Purchaser set forth in Section 10, and shall have performed in all material respects all other covenants, undertakings and obligations, and complied in all material respects with all conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing; and

                           (iii) On or prior to Closing Date, (A) Purchaser
shall not have applied for or consented to the appointment of a receiver, trustee or liquidator for itself or any of its assets unless the same shall have been discharged prior to the Closing Date, and no such receiver, liquidator or trustee shall have otherwise been appointed, unless same shall have been discharged prior to the Closing Date; (B) Purchaser shall not have admitted in writing an inability to pay its debts as they mature; (C) Purchaser shall not have made a general assignment for the benefit of creditors; (D) Purchaser shall not have been adjudicated a bankrupt or insolvent, or had a petition for reorganization granted with respect to Purchaser; and (E) Purchaser shall not have filed a voluntary petition seeking reorganization or an arrangement with creditors or taken advantage of any bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation law or statute, or filed an answer admitting the material allegations of a petition filed against it in any proceedings under any such law, or had any petition filed against it in any proceeding under any of the foregoing laws unless the same shall have been dismissed, cancelled or terminated prior to the Closing Date.

         (d) Remedies. In the event that any condition contained in Section 8(b) or (c) is not satisfied, the party entitled to the satisfaction of such condition as a condition to its obligation to close title hereunder shall have as its sole remedy hereunder the right to elect to (i) waive such unsatisfied condition, whereupon title shall close as provided in this Agreement without abatement of the Purchase Price, or (ii) terminate this Agreement pursuant to
Section 15(a) or (b), as applicable. By closing, Purchaser and Seller shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Sections 8(b) or (c), respectively.

         9. DELIVERIES BY SELLER AT CLOSING.

                  (a) Seller's Deliveries. At the Closing, Seller or each Owner, as applicable, shall execute, acknowledge and/or deliver, as applicable, the following to Purchaser or the Title Company with respect to each Property:

                           (i) A deed sufficient under the law of the state in
which the Property is located to convey title to the Property to Purchaser with special warranty covenants (or the equivalent) (each, a "Deed"), or with respect to Shenango Valley Mall, an assignment and assumption of the ground lease with respect thereto, substantially in the form of Exhibit C (the "Ground Lease Assignment").

                           (ii) An assignment and assumption of the Leases for
each Property, including all unapplied cash security deposits accounted for by Seller (each, a "Lease Assumption"), substantially in the form of Exhibit D (with such revisions as are necessary to have such Lease Assumption comply with the law of the state in which such Property is located) assigning Owner's interest in such Leases.

                           (iii) A bill of sale in the form of Exhibit E (the
"Bill of Sale"), conveying, transferring and selling to Purchaser without warranty or representation all right, title and interest of each Owner in and to all Personal Property with respect to each Property.

                           (iv) An Assignment and Assumption of Contracts and
Permits, in the form of Exhibit F (the "Contract and Permit Assignment"), assigning without warranty or representation all of Owner's right, title and interest, if any, in and to (A) all of the assignable Permits, (B) all assignable Service Contracts relating to the operation of each Property, and (C) the name(s) listed in the column labeled "Name of Property" in Exhibit A, to the extent such rights are assignable (it being acknowledged by Purchaser that Seller has no exclusive rights to use any such name and that Seller has not registered the same in any manner) (collectively, the "Contracts"). Owners shall not assign any existing management agreements or any contracts or policies of insurance for the Properties.

                           (v) An updated rent roll and delinquency report as of
a date not more than 30 days prior to the Closing Date, with a date down of changes through the Closing Date (or, at Seller's option, an updated rent roll and delinquency report as of the date of Closing) which will reflect only changes in the ordinary course pursuant to Section 11, certified as true and correct to the knowledge of Seller.

                           (vi) A memo to the tenants under the Leases and
vendors under any Service Contracts notifying them of the sale of the Properties to Purchaser and advising that all future payments of rent and other payments due under the Leases and any invoices or billings under the Service Contracts are to be sent to Purchaser at the address of Purchaser specified in Section 21 (or another address specified by Purchaser at least 30 days prior to Closing).

                           (vii) Estoppel Certificates received pursuant to
Sections 11(c) and (d).

                           (viii) Any documents Seller is required to provide
pursuant to Section 6(a).

                           (ix) For all Properties, copies of terminations of
the management agreements and Service Contracts not assumed by Purchaser unless Purchaser is permitted and chooses to assume any such agreement.

                           (x) A certificate of Seller re-certifying the
representations and warranties set forth in Section 6(a)(i) as of the Closing Date.

                  (b) At the Closing, Seller shall execute, acknowledge and/or deliver, as applicable, the following to Purchaser or the Title Company:

                           (i) A "FIRPTA" affidavit sworn to by Seller in the
form of Exhibit G. Purchaser acknowledges and agrees that upon Seller's delivery of such affidavit, Purchaser shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

                           (ii) (A) Copies of the resolution of PREIT
authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by an authorized representative of PREIT as of the date of Closing; (B) a good standing or incumbency certificate issued by the state in which each Owner is organized and the state in which the Property is located, if different, each dated within thirty (30) days of the Closing Date; (C) an incumbency certificate executed by an authorized representation of PREIT with respect to those officers of each Owner executing any documents or instruments in connection with the transactions contemplated herein.

                           (iii) Duly completed and signed real estate transfer
tax returns if required by the governmental authorities in the state in which a Property is located.

                           (iv) Title Affidavits in customary form, including
gap indemnity if customarily provided in any jurisdiction in which Property is located and required by the Title Company.

                           (v) A settlement statement setting forth the
apportionments required by Section 3 (and Seller shall deliver to Purchaser a draft settlement statement three (3) Business Days prior to the Closing Date).

                           (vi) Access to the management offices for each
Property (where keys to all locks that are in the Seller's or any Owner's possession with respect to that Property and other Property-specific information are kept).

                           (vii) All other documents which Seller is required to
deliver pursuant to the provisions of this Agreement or that Purchaser reasonably requests in order to effectuate the conveyance of the Properties; provided, that any documents requested by Purchaser do not impose any additional obligations on Seller.

         10. DELIVERIES BY PURCHASER AT CLOSING.

                  (a) At the Closing, Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to each Owner for such Owner's
Property:

                           (i) As to the Shenango Valley Mall, the Ground Lease
Assignment.

                           (ii) The Lease Assumption, assuming all of Owner's
obligations and liabilities under the relevant Leases including unapplied cash security deposits accounted for by such Owner.

                           (iii) The Contract and Permit Assignment, assuming
all of such Owner's right, title and interest, if any, in and to the Contracts and Permits for such Owner's Property.

                  (b) At the Closing, Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to Seller:

                           (i) The Purchase Price, subject to apportionments,
credits and adjustments as provided in this Agreement.

                           (ii) (A) copies of the certificate of incorporation
and bylaws of Purchaser and of the resolution of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, certified as true and correct by the Secretary or Assistant Secretary of Purchaser; (B) a good standing certificate issued by the state of incorporation of Purchaser, dated within thirty (30) days of the Closing Date; and (C) an incumbency certificate executed by the Secretary or Assistant Secretary of Purchaser with respect to those officers of Purchaser executing any documents or instruments in connection with the transactions contemplated herein.

                           (iii) If applicable, duly completed and signed real
estate transfer tax returns.

                           (iv) A Settlement Statement.

                           (v) All other documents Purchaser is required to
deliver pursuant to the provisions of this Agreement or that Seller reasonably requests in order to effectuate the conveyance of the Properties; provided, that any documents requested by Seller do not impose any additional obligations on Purchaser.

         11. COVENANTS.

                  (a) Conduct of Seller's Business Prior to Closing. During the period between the date of this Agreement and the Closing Date, except as specifically contemplated by this Agreement, or consented to in writing by Purchaser, Seller will:

                           (i) Continue to operate, manage, lease and maintain
the Properties in the usual, regular and ordinary course and in substantially the same manner as heretofore, subject to ordinary wear and tear;

                           (ii) Perform all of the landlord's material
obligations under the Leases in a timely manner, and use commercially reasonable efforts to enforce the material obligations of the Tenants thereunder;

                           (iii) Promptly, but in all events prior to Closing,
deliver to Purchaser copies of all material notices delivered or received by Seller in connection with the Leases.

                           (iv) Perform all of Seller's material obligations
under the material Contracts, and use commercially reasonable efforts to enforce the material obligations of the contractors thereunder;

                           (v) Promptly, but in all events prior to Closing,
deliver to Purchaser copies of all material notices delivered or received by Seller in connection with the Contracts.

                           (vi) Promptly notify Purchaser of any material
emergency or other material change at any Property, including any casualty or condemnation that directly affects any portion of a Property;

                           (vii) Maintain its books and records with respect to
the Properties in accordance with the accounting principles currently utilized by Seller, consistently applied, and not change in any material manner any of their methods, principles or practices of accounting or billing currently in effect, except as may be required by applicable Law or Seller's regular accountant;

                           (viii) Not, (A) encumber or subject any Property to
any new Lien, (B) except to effect the Proposed Transaction or as expressly permitted by the terms of this Agreement, modify, amend, supplement, terminate or assign any or all of the Permits, the Contracts and the Leases, provided, however, that until the expiration of the Investigation Period, upon a material default by the vendor under a Contract or the tenant under a Lease (other than a Lease to a Major Tenant), Seller may terminate any Contract or Lease without the consent of Purchaser, or (C) transfer, sell, assign, or terminate any of the Contracts except as expressly permitted by Section 19(b);

                           (ix) Give Purchaser prompt notice of all insurance
claims and/or other litigation with respect to the Properties, and defend such claims and/or other litigation;

                           (x) Keep policies of insurance in full force and
effect with respect to the Properties;

                           (xi) Use commercially reasonable efforts to obtain
the consents, if any, required to permit the assignment of Contracts that require consent to assign (without being required to bring any actions against any person or to pay any amounts to any person to obtain same).

                           (xii) Not settle any insurance claims or other
litigation that would materially and adversely affect any Property after the Closing;

                           (xiii) Not perform any capital renovations or
alterations with respect to any Property (or any part thereof), except (A) in connection with the operation of the Property in the ordinary course, (B) as expressly permitted by the terms this Agreement following a casualty or condemnation, or (C) as required by any Lease or applicable Law; and

                           (xiv) Not enter into a Contract affecting any
Property other than in the ordinary course (and then, in such event, only if said contract is freely terminable at Closing or upon thirty-one (31) days (or less) prior written notice); Seller shall promptly apprise Purchaser of all Contracts and other agreements entered into after the date of this Agreement (and deliver to Purchaser copies thereof with such appraisal, but in all events prior to the Closing);

                           (xv) Not commence any appeal of real estate taxes for
any Property;

                           (xvi) Not sell or otherwise dispose of any Property
(but nothing in this subsection (xvi) shall prohibit an assignment expressly permitted by Section 19(b));

                           (xvii) Deliver to Purchaser the monthly rent rolls
and delinquency reports prepared Seller in the ordinary course of business, as they become available; and

                           (xviii) Deliver to Purchaser, at such time as the
information therein is publicly disclosed, quarterly operating statements with respect to the Properties, which operating statements shall be delivered without representation or warranty.

                  (b) Leasing. Seller will conduct its leasing activities consistent with past practices subject to changes consistent with prevailing market practices. During the period between the date of this Agreement and the Closing Date, Seller shall not enter into any new lease, or amend, modify or terminate any Lease without Purchaser's prior written consent, which consent shall not be unreasonably withheld, conditioned or denied. Notwithstanding the forgoing, no consent shall be required for any option and/or renewal right that is set forth in such Lease except that, if the rental is to be at fair market value, Purchaser shall have the right, following the expiration of the Investigation Period, to consent to the determination of the fair market value if the landlord has this power under the Lease (for example, if fair market value is to be determined by arbitration, Purchaser shall have no consent rights). Seller will promptly (but, in all events, prior to the Closing), apprise Purchaser of leasing activities with respect to the Properties, including notice of any loans made by Seller to any tenant (and deliver to Purchaser copies of all Leases and other relevant documents). Any notice from Purchaser rejecting a proposed new lease or amendment, modification or termination of any Lease shall include a description of the reasons for Purchaser's rejection. Seller shall provide Purchaser with monthly leasing reports and an updated monthly rent roll for the prior month.

                  (c) Tenant Estoppels.

                           (i) Seller will use commercially reasonable efforts
to obtain and deliver to Purchaser estoppel certificates in an Acceptable Form from each of the tenants under Leases having a term of more than one (1) year (without being required to bring any actions against any tenant or to pay any amounts to tenants to obtain the same). (To clarify the foregoing sentence, in the case of a tenant with a five year Lease with six months remaining in the term, Seller shall seek an estoppel certificate, but in the case of a tenant with a month-to-month term, Seller shall not be required to seek an estoppel certificate.) Seller shall deliver to Purchaser each executed estoppel certificate promptly following Seller's receipt thereof.

                           (ii) An estoppel certificate shall be deemed to be in
an acceptable form ("Acceptable Form") if such estoppel certificate is (A) dated within sixty (60) days of the Closing Date (as it may be extended), (B) consistent with the terms of the applicable Lease, Schedule 6(a)(i)(E) and the representations and warranties of Seller set forth in this Agreement and discloses no material default, and (C) in form substantially similar to the form of estoppel certificate attached as Exhibit H, or substantially in the form required by the applicable Lease, or, with respect to a Lease with a Major Tenant, substantially in such form as such Major Tenant customarily provides to a purchaser of a retail mall, or in such other form as Purchaser shall approve in the exercise of its reasonable judgment, or if such estoppel certificate is signed by Seller as provided below, substantially in the form attached as Exhibit H-1 (a "Seller Estoppel Certificate"). An estoppel certificate shall be deemed in Acceptable Form even if there is an exception thereto if such exception would not result in a material effect on the cash flow from such Property.

                           In addition, if any tenant refuses to return an
estoppel certificate provided pursuant to subsection (i) above because its Lease provides that it is required to provide an estoppel certificate only once in any twelve (12) month period, Purchaser shall accept the estoppel certificate delivered to Seller within that twelve (12) month period if it is updated by a Seller Estoppel Certificate pursuant to Section 11(c)(iii).

                           (iii) If Seller is unable to deliver an estoppel
certificate in Acceptable Form from each tenant occupying more than 10,000 square feet of space (as listed in Schedule 11(c)(iii)) (each, a "Major Tenant") and from tenants who lease seventy-five percent (75%) of the remaining gross leased area within each Property under leases having a term of more than one (1) year, Seller may (A) cure any exception, (B) if acceptable to Purchaser's lender, deliver Seller Estoppel Certificates signed by Seller in Acceptable Form covering Leases which, together with estoppel certificates from tenants in Acceptable Form, equal the requisite seventy-five percent (75%) of the gross leaseable area within each Property under Leases having a term of more than one
(1) year (Purchaser's lender having agreed to accept Seller Estoppel Certificates from up to 15% of non-Anchor Tenants, as hereinafter defined), or
(C) notify Purchaser that it cannot obtain the requisite estoppel certificates in Acceptable Form, and/or is unwilling to cure any exception, and/or is unwilling to execute Seller Estoppel Certificates. In the case of clause (B) above, Purchaser may, at its sole option, (1) accept such estoppel certificates as have been delivered, waive the requirements set forth in this Section 11(c) and proceed to Closing without abatement of the Purchase Price, or (2) terminate the Agreement by giving Seller written notice thereof, whereupon the Deposit shall be returned to Purchaser and, thereafter, neither party shall have any rights, obligations or liabilities hereunder, except for Surviving Obligations. If Seller delivers Seller Estoppel Certificates pursuant to clause (B) above with respect to any Lease and thereafter the tenant under such Lease executes an estoppel certificate in Acceptable Form, the Seller Estoppel Certificates executed by Seller shall be deemed null and void.

                  (d) Ground Lease Estoppel.

                           (i) Seller will use commercially reasonable efforts
to obtain and deliver to Purchaser an estoppel certificate from the fee owner of the Shenango Valley Mall Parcel (A) dated within sixty (60) days of the Closing Date, (B) consistent with the terms of the Ground Lease and the representations and warranties of Seller set forth in this Agreement, disclosing no material default, and (C) in form substantially as set forth in the ground lease estoppel certificate attached as Exhibit I, or in the form required by the ground lease, or in such other form as Purchaser or Purchaser's lender shall approve in the exercise of their reasonable judgment.

                           (ii) If Seller is unable to obtain an estoppel
certificate from the fee owner of the Shenango Valley Mall Parcel as set forth above, Purchaser may, at its sole option, (A) accept such estoppel certificate as has been delivered, waive the requirements set forth in this Section 11(d) and proceed to Closing without abatement of the Purchase Price, or (B) terminate this Agreement by giving Seller written notice thereof, whereupon the Deposit shall be returned to Purchaser and, thereafter, neither party shall have any rights, obligations or liabilities hereunder, except for Surviving Obligations.

                  (e) Subordination, Non-Disturbance and Attornment Agreements. If Purchaser prepares and provides the same to Seller prior to the date that Seller circulates estoppel certificates (which Seller shall not circulate until the expiration of the Investigation Period), Seller agrees to deliver to tenants with each estoppel certificate provided pursuant to Section 11(c) a subordination, non-disturbance and attornment agreement in favor of Purchaser's lender (an "SNDA") in form substantially similar to Exhibit J; provided that SNDAs for any Major Tenant shall be prepared on the form, if any, attached to that Major Tenant's Lease. Seller shall forward to Purchaser any SNDAs received, but shall not be responsible to negotiate any SNDAs. Receipt of SNDAs shall not be a condition to Closing, and if negotiation of an SNDA delays a tenant's delivery of an estoppel certificate, Seller shall be entitled to direct the tenant in question to prioritize delivery of the estoppel certificate.

                  (f) Other Actions. Each of Seller and Purchaser will not take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue as of the Closing Date, (ii) any of the representations and warranties of such party that are not so qualified becoming untrue in any material respect as of the Closing Date, or (iii) any of the conditions to the Closing set forth in Section 8 not being satisfied.

                  (g) Purchaser's Consent. If, pursuant to any provision of this
Section 11, Purchaser's consent is required, such consent shall not be unreasonably withheld, conditioned or delayed. To that end, if Purchaser fails to respond to any written request for consent within five (5) Business Days, Purchaser shall be deemed to have consented to such request.

         12. AS IS; RELEASE.

                  (a) As-Is. Purchaser acknowledges and agrees that if Purchaser fails to terminate this Agreement on or before the expiration of the Investigation Period, each Property shall be sold, and Purchaser shall accept possession of each Property on the Closing Date "AS IS - WHERE IS, WITH ALL FAULTS," with no right of setoff or reduction in the Purchase Price, and Purchaser shall assume the risk that adverse physical, environmental, economic or legal conditions may not have been revealed by Purchaser's Investigations, whether or not Purchaser shall have made any such Investigation. Except as expressly set forth in Section 6(a)(i), neither Seller nor Seller's Representatives have or shall be deemed to have made any representations or warranties, express or implied, regarding the Properties or any matters affecting the Properties, including without limitation the physical condition of the Properties, title to or boundaries of the Properties, soil conditions, the presence or absence, location or scope of any Hazardous Materials in, at, or under the Properties, compliance with building, health, safety, land use or zoning Laws, other engineering characteristics, traffic patterns, parking and all other information pertaining to the Properties. Purchaser moreover acknowledges (i) that Purchaser is a sophisticated buyer, knowledgeable and experienced in the financial and business risks attendant to investments in real property and capable of evaluating the merits and risks of entering into this Agreement and purchasing the Properties, (ii) that Purchaser has entered into this Agreement with the intention of making and relying upon its own (or its experts') investigation of the physical, environmental, economic and legal condition of the Properties, and (iii) that Purchaser is not relying upon any representation or warranty concerning the Properties made by Seller or Seller's Representatives other than as expressly set forth in this Agreement. Except as otherwise expressly provided in this Agreement, Seller shall not have any liability of any kind or nature for any condition or defect in the Properties, whether such condition or defect is latent or patent, and regardless of when any such condition or defect is discovered.

                  (b) Opportunity to Investigate. Purchaser acknowledges that Purchaser has been, and while this Agreement remains in full force and effect shall be, afforded the opportunity for full and complete investigations, examinations and inspections of the Properties and of all information and documents in the possession or control of Seller relating to the Properties, the operation and leasing thereof or the sale thereof, including without limitation, the Property Information. Purchaser acknowledges and agrees that (i) the Property Information delivered or made available to Purchaser and Purchaser's Representatives by Seller or Seller's Representatives may have been prepared by third parties and may not be the work product of Seller and/or Seller's Representatives; (ii) neither Seller nor any of Seller's Representatives has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information; (iii) the Property Information delivered or made available to Purchaser and Purchaser's Representatives is furnished to each of them at the request, and for the convenience of, Purchaser; (iv) Purchaser is relying solely on its own investigations, examinations and inspections of the Properties and those of Purchaser's Representatives and is not relying in any way on the Property Information furnished by Seller or any of Seller's Representatives; (v) Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information except as expressly set forth elsewhere in this Agreement, and Purchaser releases Seller and Seller's Representatives from any and all liability with respect thereto except as expressly set forth elsewhere in this Agreement; and (vi) any further distribution of the Property Information is subject to Section 22.

                  (c) Release. Purchaser and anyone claiming by, through or under Purchaser hereby fully and irrevocably release Seller, each Owner and Seller's Representatives from any and all claims that it may now have or hereafter acquire against Seller, any Owner or Seller's Representatives for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any structural, engineering or environmental condition at the Properties, including without limitation the presence or absence, location or scope of any Hazardous Materials in, at, or under the Properties (whether patent, latent or otherwise) as of the Closing Date, except for claims against Seller based upon any obligations, indemnities and liabilities of Seller expressly provided in this Agreement or in the documents delivered by Seller at Closing. Purchaser further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including but not limited to those relating to unknown and suspected claims, damages and causes of action. As a material covenant and condition of this Agreement, Purchaser agrees that in the event of any structural, engineering or environmental defects, errors or omissions, including without limitation the presence or absence, location or scope of any Hazardous Materials in, at, or under the Properties, or any other conditions affecting the Properties as of the Closing Date, Purchaser shall not look to Seller for any redress or relief, except for claims against Seller based upon any obligations and liabilities of Seller expressly provided in this Agreement or in the documents delivered by Seller at Closing.

                  (d) Materiality. Purchaser acknowledges and agrees that the provisions of this Section 12 were a material factor in Seller's acceptance of the Purchase Price for the Properties and, while Seller has provided the Property Information and cooperated with Purchaser, Seller is unwilling to sell the Properties unless Seller, each Owner and Seller's Representatives are expressly released as set forth in Section 12(c).

                  (e) Failure to Terminate. Purchaser's failure, for any reason whatsoever, to elect to terminate this Agreement pursuant to Section 4(c) shall be deemed an acknowledgment by Purchaser that Purchaser has inspected the Properties, is thoroughly acquainted with and accepts their condition, and has reviewed, to the extent necessary in its discretion, all the Property Information. Seller shall not be liable or bound in any manner by any oral or written "setups" or information pertaining to the Properties furnished by Seller or Seller's Representatives.

                  (f) Hazardous Material Defined. For purposes of this Agreement, the term "Hazardous Material" shall mean any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos, polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

                  (g) Survival. The provisions of this Section 12 shall survive the Closing (and shall not be merged in the Deeds) or earlier termination of this Agreement.

         13. BROKER.

         Purchaser and Seller represent and warrant to each other that there is no broker with whom they have dealt in connection with the sale and purchase of the Properties and the transactions described herein other than Granite Partners L.L.C. (the "Broker"). Seller shall compensate the Broker in accordance with Seller's written agreement with the Broker. Purchaser and Seller agree to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, which the other may sustain, incur or be exposed to, by reason of any claim or claims by any other broker, finder or other person, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement if such claim or claims are based in whole or in part on dealings or agreements with the indemnifying party. The obligations and representations and warranties contained in this Section 13 shall survive the Closing (and shall not be merged in the Deeds) or earlier termination of this Agreement.

         14. CASUALTY; CONDEMNATION.

                  (a) Damage or Destruction: If a "material" part (as hereinafter defined) of any Property is damaged or destroyed by fire or other casualty, Seller shall promptly notify Purchaser of such fact and, except as hereinafter provided, Purchaser shall have the option to terminate this Agreement by giving written notice to Seller not later than thirty (30) days after receipt of Seller's notice. If this Agreement is so terminated, the Deposit shall be refunded to Purchaser and thereafter, neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations. If there is damage to or destruction of an "immaterial" part ("immaterial" is herein deemed to be any damage or destruction which is not "material," as such term is hereinafter defined) of any Property, Purchaser shall close title as provided in this Agreement and, at the Closing, Seller shall, unless Seller has repaired such damage or destruction prior to the Closing, (i) cause the net proceeds (if any) of any insurance less the amount of all costs incurred in connection with the repair of such damage or destruction to be paid to Purchaser, (ii) assign and transfer to Purchaser all right, title and interest in and to any uncollected insurance proceeds (if any) which Seller may be entitled to receive from such damage or destruction, and (iii) grant Purchaser a credit against the Purchase Price allocated to such Property in the amount of any deductible under the insurance policy for such Property. A "material" part of a Property shall mean (i) that twenty-five (25%) percent of the gross leaseable area of the Property has been destroyed or suffered material casualty damage; or (ii) the cost to repair or replace such damaged or destroyed portion of the Property will exceed 25% of the Purchase Price allocated to such Property, as reasonably estimated by Seller.

         Notwithstanding the foregoing, if a tenant occupying more than 40,000 square feet of space or Big Lots in the Schuylkill Mall (an "Anchor Tenant") has the right under its Lease to terminate its Lease upon the casualty event and the Major Tenant to exercises this right, Purchaser may elect, as its sole option,
(A) to proceed to Closing without abatement of the Purchase Price, or (B) to terminate this Agreement by giving Seller written notice thereof, whereupon the Deposit shall be returned to Purchaser and, thereafter, neither party shall have any rights, obligations or liabilities hereunder, except for Surviving Obligations.

                  (b) Condemnation: If, prior to the Closing Date, all or any "significant" portion (as hereinafter defined) of any Property is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), Seller shall notify Purchaser of such fact and Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than thirty (30) days after receipt of Seller's notice. If this Agreement is so terminated, the Deposit shall be refunded to Purchaser and thereafter, neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations. If Purchaser does not elect to terminate this Agreement, or if an "insignificant" portion ("insignificant" is herein deemed to be any taking which is not "significant", as such term is herein defined) of a Property is taken by eminent domain or condemnation, at Closing the Seller shall cause the award or proceeds, net of the reasonable costs of Seller in connection with obtaining such award or proceeds, to be assigned to Purchaser and Purchaser shall be entitled to receive and keep all awards or other proceeds for such taking by eminent domain or condemnation. A "significant" portion of a Property means (i) any portion of a building, (ii) a portion of the parking areas if the taking thereof reduces the remaining available number of parking spaces below the minimum legally required, or (iii) any other portion of a Property, the taking of which would have a material adverse affect in the operations of the Property.

         Notwithstanding the foregoing, if an Anchor Tenant has the right under its Lease to terminate its Lease upon the condemnation event and the Anchor Tenant to exercises this right, Purchaser may elect, as its sole option, (A) to proceed to Closing without abatement of the Purchase Price, or (B) to terminate this Agreement by giving Seller written notice thereof, whereupon the Deposit shall be returned to Purchaser and, thereafter, neither party shall have any rights, obligations or liabilities hereunder, except for Surviving Obligations.

         15. REMEDIES.

                  (a) If the Closing on any Property fails to occur by reason of Seller's material default or the inability of Seller to perform its obligations under this Agreement, then Purchaser, as its sole remedy, may terminate this Agreement by written notice to Seller. If Purchaser elects to terminate this Agreement, the Deposit shall be refunded to Purchaser, and thereafter, neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations. Alternatively, Purchaser shall have the right to seek specific performance as a result of Seller's failure to perform its obligations hereunder, provided, that Purchaser commences such action within 90 days after Purchaser's knowledge of the occurrence of the default. Notwithstanding the first sentence of this Section 15(a), if Purchaser is unable to seek specific performance because of Seller's willful acts in contravention of this Agreement, Purchaser shall be entitled to terminate this Agreement by written notice to Seller, whereupon the Deposit shall be returned to Purchaser, and Purchaser shall be entitled to recover from Seller damages in an amount not to exceed $2,500,000, and thereafter neither party shall have any rights, obligations or liabilities hereunder.

                  (b) In the event of a material default hereunder by Purchaser or if the Closing fails to occur by reason of Purchaser's failure or refusal to perform its obligations hereunder, then Seller may, as its sole remedy, terminate this Agreement by written notice to Purchaser. If Seller elects to terminate this Agreement, then this Agreement shall be terminated and Seller may retain, as its sole and exclusive remedy, the Deposit as liquidated and agreed upon damages for all loss, damage and expenses suffered by Seller, it being agreed that Seller's damages are impractical or extremely difficult to ascertain and that the amount of the Deposit represents a reasonable estimate of the damages that Seller will sustain in the event of a default hereunder by Purchaser or if the Closing fails to occur by reason of Purchaser's failure or refusal to perform its obligations hereunder, and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations. Nothing contained herein shall limit or restrict Seller's ability to pursue any rights or remedies they may have against Purchaser with respect to the Surviving Obligations. Such retention of the Deposit is intended to constitute liquidated damages, and shall not be deemed to constitute a forfeiture or penalty. Except as set forth in this Section 15(b) and in Section 22(i), Seller hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of Purchaser's default hereunder or Purchaser's failure or refusal to perform its obligations hereunder.

         16. PURCHASER'S ACCESS TO THE PROPERTY.

                  (a) Access. At all times this Agreement remains in effect, Purchaser and Purchaser's Representatives shall have the right to enter upon the Properties (exclusive of individual leased spaces unless permitted under the applicable Lease or consented to by the tenant thereunder), for the purpose of conducting the Investigations provided (a) Purchaser shall give Seller not less than two (2) Business Days' prior notice before each such entry, (b) the notice shall include reasonably sufficient information to permit Seller to review the scope of the proposed Investigations and the names of the companies or firms performing such Investigations, and (c) neither Purchaser nor Purchaser's Representatives shall permit any invasive studies, and the Investigations shall in no way disturb any soil or groundwater without the prior written consent of the Seller of such Property, which consent may be withheld in Seller's sole discretion. Any entry upon the Properties and all Investigations shall be during normal business hours and at the sole risk and expense of Purchaser and Purchaser's Representatives, and shall not unreasonably interfere with the activities on or about the Properties of Seller's employees, tenants or invitees. Purchaser and Purchaser's Representative shall, with respect to each Property investigated:

                           (i) promptly repair any damage to the Property
resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Property used for such Investigations so that the Property shall be in the same condition in all material respects that it existed in prior to such Investigations;

                           (ii) fully comply with all applicable laws, rules,
ordinances, codes, regulations, orders or requirements of applicable governmental authorities (collectively, the "Laws") applicable to the Investigations and all other activities undertaken in connection therewith;

                           (iii) permit Seller to have a representative present
during all Investigations undertaken hereunder;

                           (iv) take all actions and implement all protections
reasonably necessary to ensure that all actions taken in connection with the Investigations, and the equipment, materials, and substances generated, used or brought onto the Property pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of Seller or other persons;

                           (v) maintain or cause to be maintained, at
Purchaser's expense, a policy of commercial general liability insurance, with a broad form contractual liability endorsement covering Purchaser's indemnification obligations contained in subsection (vii) below, and with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, insuring Purchaser, Seller and each Owner, as an additional insured, against any injuries or damages to persons or property that may result from or are related to (A) Purchaser's and/or Purchaser's Representatives' entry upon the Properties, (B) any Investigations or other activities conducted thereon, and (C) any and all other activities undertaken by Purchaser and/or Purchaser's Representatives, all of which insurance shall be on an "occurrence form" and otherwise in such forms and with an insurance company reasonably acceptable to Seller and deliver a certificate of such insurance policy to Seller prior to the first entry on the Property;

                           (vi) not allow the Investigations or any other
activities undertaken by Purchaser or Purchaser's Representatives to result in any liens, judgments or other encumbrances being filed or recorded against any Property, and Purchaser shall, at its sole cost and expense, promptly discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished) as a result of Purchaser's Investigations; and

                           (vii) indemnify and hold Seller, each Owner, the
Seller's Representatives and the Properties harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements), suffered or incurred by Seller or any Owner and arising out of or in connection with (A) Purchaser's and/or Purchaser's Representatives' entry upon a Property, (B) any Investigations or other activities conducted thereon by Purchaser or Purchaser's Representatives, and/or (C) any liens or encumbrances filed or recorded against a Property as a consequence of the Investigations or any and all other activities undertaken by Purchaser or Purchaser's Representatives, except to the extent any of the foregoing is caused by the gross negligence or willful misconduct of the indemnified party.

                  (b) Contact with Tenants and Employees. During the Investigation Period, Purchaser shall have the right to contact Major Tenants and Seller's property managers in furtherance of Purchaser's Investigations. Purchaser shall be permitted to contact other tenants and other employees with the consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.

                  (c) Survival. The provisions of this Section 16 shall survive the Closing (and shall not be merged into the Deeds) or earlier termination of this Agreement.

         17. INDEMNITY.

                  (a) Purchaser's Indemnity. Purchaser hereby agrees to indemnify, defend against, and hold Seller and Seller's employees, representatives, agents, partners, officers, directors, trustees, shareholders, principals, parents, subsidiaries, affiliates, attorneys and agents (collectively, "Seller's Representatives") harmless from and against all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) asserted against or incurred by Seller, any Owner or Seller's Representatives in connection with or arising out of (i) any breach by Purchaser of the Contracts assigned to Purchaser which occurs after the Closing, and (ii) damage to property and injuries to third parties on the Property occurring after the Closing. Purchaser's obligations under this Section 17(a) shall survive the Closing, and shall not be merged in the Deeds.

                  (b) Seller's Indemnity. Seller hereby agree to indemnify, defend and hold Purchaser and Purchaser's employees, representatives, agents, partners, officers, directors, trustees, shareholders, principals, parents, subsidiaries, affiliates, attorneys and agents (collectively, "Purchaser's Representatives") harmless from all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and disbursements) asserted against or incurred by Purchaser or Purchaser's Representatives in connection with or arising out of (i) any breach by Seller of the Contracts assigned to Purchaser which occurred prior to the Closing, and (ii) damage to property and injuries to third parties on the Property occurring prior to the Closing. Seller's obligations under this Section 17(b) shall survive Closing, and shall not be merged in the Deeds.

         18. ESCROW.

         Title Company shall hold the Deposit and Purchaser's and Seller's Documents in escrow, dispose of the Deposit, pro rate expenses and deliver Purchaser's and Seller's Documents only in accordance with the following provisions:

                  (a) Within two (2) Business Days following the full execution and delivery of this Agreement, Purchaser and Seller shall open an escrow (the "Escrow") with the Title Company, by delivering to Title Company the Deposit, together with a fully executed copy of this Agreement. The purchase and sale of the Properties shall be completed at the location specified in Section 4(e). This Agreement shall constitute joint escrow instructions to Title Company in connection with the Escrow. Purchaser and Seller hereby agree to execute such additional instructions not inconsistent with this Agreement as may be reasonably required by Title Company.

                  (b) At the Closing, the Title Company shall do the following with respect to each Property:

                           (i) Cause the Deed or the Ground Lease Assignment to
be recorded;

                           (ii) Disburse all funds deposited with Title Company
by Purchaser in payment of the Purchase Price for such Property as follows:

                                    A. Deduct the amount of items chargeable to
the account of Seller pursuant to this Agreement, as set forth on a settlement statement executed by Purchaser and Seller; and

                                    B. The remaining balance of the funds
deposited by Purchaser in the Escrow in payment of the Purchase Price for such Property shall be disbursed to Seller pursuant to its instructions;

                           (iii) Deliver to Seller original counterparts of the
Lease Assumption, Contract and Permit Assignment and copies of any other documents executed by Purchaser.

                           (iv) Deliver or cause to be delivered to Purchaser a
marked up copy of the Commitment for such Property, photostat copy of the Deed or Ground Lease Assignment for such Property, an original counterpart of the Lease Assumption, Bill of Sale, Contract and Permit Assignment, an original FIRPTA Affidavit executed by Seller for such Property, and any other documents executed by Seller.

                  (c) All costs and expenses in connection with the transaction contemplated by this Agreement (including documentary taxes, transfer taxes, stamp taxes, recording taxes and fees, title search fees, and title insurance premiums, but specifically excluding legal, consulting and other professional fees or costs, which each party shall bear individually, or the costs of Investigations, which Purchaser shall bear) shall be apportioned between Purchaser and Seller in accordance with Schedule 18(c). If, in connection with the release of the West Manchester Mall and the Martinsburg Mall from the Liens of their existing mortgages pursuant to Section 8(a)(ii), Seller pays any documentary, transfer or stamp tax which results in a savings on the documentary, transfer or stamp tax payable at Closing hereunder, then at Closing hereunder Purchaser shall reimburse Seller 50% of that cost savings (which shall not exceed the share of transfer taxes that Purchaser would otherwise pay for those Properties hereunder). This Section 18(c) shall survive the Closing (and shall not be merged in the Deeds) or earlier termination of this Agreement.

                  (d) Title Company shall deliver the Deposit to Seller or Purchaser, as the case may be, as follows:

                           (i) to Seller, upon completion of the Closing, to be
applied against the Purchase Price of the Properties as Seller shall direct; or

                           (ii) to Seller, after receipt of Seller's demand in
which Seller certifies either that (A) Purchaser has materially defaulted under this Agreement, or (B) this Agreement has been otherwise terminated or cancelled, and Seller is thereby entitled to receive the Deposit; but Title Company shall not honor Seller's demand until more than ten (10) days after Title Company has given a copy of such demand to Purchaser in accordance with
Section 18(e)(i), nor thereafter if Title Company receives a Notice of Objection from Purchaser within such ten (10) day period; or

                           (iii) to Purchaser, after receipt of Purchaser's
demand in which Purchaser certifies either that (A) Seller has materially defaulted under this Agreement, or (B) this Agreement has been otherwise terminated or cancelled, and Purchaser is thereby entitled to receive the Deposit; but Title Company shall not honor Purchaser's demand until more than ten (10) days after Title Company has given a copy of Purchaser's demand to Seller in accordance with Section 18(e)(i), nor thereafter if Title Company receives a Notice of Objection from Seller within such ten (10) day period.

                  Upon such delivery of the Deposit, Title Company shall be relieved of all liability hereunder and with respect to the Deposit. Title Company shall deliver the Deposit by a bank wire transfer of immediately available funds to an account designated by the party entitled to the Deposit.

                  (e) (i) Promptly upon receipt of a written demand from Seller or Purchaser under Section 18(d)(ii) or (iii), Title Company shall send a copy of such demand to the other party. Within ten (10) days after the date of receiving same, but not thereafter, the other party may object to delivery of the Deposit to the party making such demand by giving a notice of objection (a "Notice of Objection") to Title Company. After receiving a Notice of Objection, Title Company shall send a copy of such Notice of Objection to the party who made the demand; and thereafter, in its sole and absolute discretion, Title Company may elect either (A) to continue to hold the Deposit until Title Company receives a written agreement of Purchaser and Seller directing the disbursement of the Deposit, in which event Title Company shall disburse the Deposit in accordance with such agreement; and/or (B) to take any and all actions as Title Company deems necessary or desirable, in its reasonable discretion, to discharge and terminate its duties under this Agreement, including without limitation depositing the Deposit into any court of competent jurisdiction and bringing any action of interpleader or any other proceeding; and/or (C) in the event of any litigation between Seller and Purchaser, to deposit the Deposit with the clerk of the court in which such litigation is pending.

                           (ii) If Title Company is uncertain for any reason
whatsoever as to its duties or rights hereunder (and whether or not Title Company has received any written demand under Section 18(d)(ii) or (iii), or Notice of Objection under Section 18(e)(i)), notwithstanding anything to the contrary herein, Title Company may hold and apply the Deposit pursuant to
Section 18(e)(i)(A), (B) or (C) and may decline to take any other action whatsoever. In the event the Deposit is deposited in a court by Title Company pursuant to Section 18(e)(i)(B) or (C), Title Company shall be entitled to rely upon the decision of such court. In the event of any dispute whatsoever among the parties with respect to disposition of the Deposit, Purchaser and Seller shall pay the reasonable attorney's fees and costs incurred by Title Company (which they shall share equally) for any litigation in which Title Company is named as, or becomes, a party.

                  (f) Notwithstanding anything to the contrary in this Agreement, within one (1) Business Day after the receipt by the Title Company of the Deposit, Title Company shall place the Deposit in an Approved Investment. The interest, if any, which accrues on such Approved Investment shall be deemed part of the Deposit; and Title Company shall dispose of such interest as and with the Deposit pursuant to this Agreement. Title Company may not commingle the Deposit with any other funds held by Title Company. Title Company may convert the Deposit from the Approved Investment into cash or a non-interest-bearing demand account at an Approved Institution as follows:

                           (i) at any time within seven (7) days prior to the
Closing Date; or

                           (ii) if the Closing Date is accelerated or extended,
at any time within seven (7) days prior to the accelerated or extended Closing Date (provided, however, that Seller and Purchaser shall give Title Company timely notice of any such acceleration or extension and that Title Company may hold the Deposit in cash or a non-interest-bearing deposit account if Seller and Purchaser do not give Title Company timely notice of any such adjournment).

                           (iii) Title Company is acting as escrow agent
hereunder without charge as an accommodation to Purchaser and Seller, it being understood and agreed that Title Company shall not be liable for any error in judgment or any act done or omitted by it in good faith or pursuant to court order, or for any mistake of fact or law. Title Company shall not incur any liability in acting upon any document or instrument believed thereby to be genuine. Title Company is hereby released and exculpated from all liability hereunder as escrow agent, except only for willful misconduct or gross negligence. Title Company may assume that any person purporting to give it any notice on behalf of any party has been authorized to do so. Title Company shall not be liable for, and Purchaser and Seller hereby jointly and severally agree to indemnify Title Company against, any loss, liability or expense, including reasonable attorney's fees, arising out of any dispute under this Agreement, including the cost and expense of defending itself against any claim arising hereunder, except with respect to Title Company's willful misconduct or gross negligence.

                  (g) As used herein, the term "Approved Investment" means (i) any interest-bearing demand account or money market fund in a federally insured bank branch located in the City of New York, or in a money market mutual fund with assets in excess of One Billion Dollars invested in obligations issued or guaranteed by the United States of America, or in any other institution otherwise approved by both Seller and Purchaser (collectively, an "Approved Institution"), or (ii) any other investment approved by both Seller and Purchaser. The rate of interest or yield need not be the maximum available and deposits, withdrawals, purchases, reinvestment of any matured investment and sales shall be made in the sole discretion of Title Company, which shall have no liability whatsoever therefor. Discounts earned shall be deemed interest for the purpose hereof. Title Company shall not be liable if the institution holding the Deposit fails.

                  (h) Any Notice of Objection, demand or other notice or communication which may or must be sent, given or made under this Agreement to or by Title Company shall be sent in accordance with the provisions of Section 21.

                  (i) Simultaneously with their execution and delivery of this Agreement, Purchaser and Seller shall furnish Title Company with their Federal Taxpayer Identification Numbers so that Title Company may file appropriate income tax information returns with respect to any interest in the Deposit or other income from the Approved Investment. The party ultimately entitled to any accrued interest in the Deposit shall be the party responsible for the payment of any tax due thereon.

                  (j) Any amendment of this Agreement which could alter or otherwise affect Title Company's obligations hereunder will not be effective against or binding upon Title Company without Title Company's prior consent, which consent may be withheld in Title Company's sole and absolute discretion.

                  (k) The provisions of this Section 18 shall survive the Closing (and shall not be merged in the Deeds) or earlier termination of this Agreement.

         19. ASSIGNMENT. (a) This Agreement may be not assigned by Purchaser except in strict accordance with this Section 19, and any assignment or attempted assignment by Purchaser in violation of this Section 19 shall constitute a default by Purchaser hereunder and shall be null and void. Purchaser shall be entitled to assign its rights and obligations with respect to any Property to any entity or entities consisting of Purchaser and/or any entity which is controlled by, controls, or is under common control of or with Purchaser and an equity investment partner, and such assignee shall succeed to the rights and obligations of Purchaser under this Agreement with respect to such Property. No such assignment shall relieve Purchaser from its obligations hereunder.

                  (b) This Agreement may be not assigned by Seller except to any entity into or with which Seller may be merged or consolidated provided (i) Seller gives written notice thereof to Purchaser and (ii) the surviving entity executes a Joinder to this Agreement agreeing to be bound by the provisions of this Agreement.

                  (c) Any Owner shall have the right prior to Closing to transfer legal or equitable title to the Property owned by it to any entity (i) into or with which Seller or any Owner may be merged or consolidated, (ii) which is controlled by, controls, or is under common control of or with Seller or any Owner, or (iii) which acquires or controls the majority of the assets of Seller or any Owner (and the terms "controlled by," "controls" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of any entity, whether through ownership, legally or beneficially, of voting securities, by contract or otherwise) provided (A) Seller gives written notice thereof to Purchaser and (B) the transferee, if not presently or party hereto, executes a Joinder to this Agreement, substantially in the form of the Joinder by Owners attached hereto, to bind its legal and/or equitable interest in the Property to the provisions of this Agreement.

         20. ACCESS TO RECORDS; TAX MATTERS. For a period of three (3) years subsequent to the Closing Date, Seller and Seller's Representatives shall be entitled to access during business hours to all documents, books and records given to Purchaser by Seller for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to Purchaser, and shall have the right, at their sole cost and expense, to make copies of such documents, books and records.

         21. NOTICES.

                  (a) Notices. All notices, elections, consents, approvals, demands, objections, requests or other communications which Seller, Purchaser or Title Company may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and sent by (i) first class U.S. certified or registered mail, return receipt requested, with postage prepaid, or (ii) express mail or courier (for next Business Day delivery), or (iii) facsimile, with hard copy sent within 24 hours pursuant to subsection (ii) above addressed or sent as follows:

         If to Seller:

                  c/o PREIT Services, LLC
                  The Bellevue, Third Floor
                  200 South Broad Street
                  Philadelphia, PA  19102
                  Attn: Jeffrey A. Linn, Executive Vice President Facsimile No.: (215) 546-0240

         with a copy to:

                  PREIT Services, LLC
                  The Bellevue, Third Floor
                  200 South Broad Street
                  Philadelphia, PA  19102
                  Attention:  Bruce Goldman, Esquire, Executive Vice
                              President and General Counsel
                  Facsimile No.:  (215) 546-8543
         and a copy to:

                  Drinker Biddle & Reath LLP
                  One Logan Square, 20th Floor
                  18th & Cherry Streets
                  Attn:  Clifford H. Swain, Esquire
                  Philadelphia, Pennsylvania  19103-6996
                  Facsimile No.:  (215) 988-2757

         If to Purchaser:

                  The Lightstone Group
                  326 Third Street
                  Lakewood, New Jersey  08701
                  Attn: Angela Mirizzi-Olsen, Senior Vice President and Chief Investment Officer
                  Facsimile No.: (732) 363-7183

         with a copy to:

                  Herrick, Feinstein LLP
                  2 Park Avenue
                  New York, New York  10016
                  Attn: Sheldon Chanales, Esquire
                  Facsimile No.: (212) 592-1500

         If to Title Company:

                  First American Title Insurance Company
                  633 Third Avenue
                  New York, New York 10017
                  Attn:  Bruce Clay
                  Facsimile No.: (212) 922-0881

                  (b) Change of Notice. Seller, Purchaser or Title Company may designate another addressee or change their address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Section 21. A notice or other communication sent in compliance with the provisions of this Section 21 shall be deemed given and received on (i) the third (3rd) day following the date it is deposited in the U.S. mail, or (ii) the first Business Day following the date it is delivered to an express mail provider or courier, or (iii) the day it is delivered if sent by facsimile before 5:00 p.m. local time on a Business Day. Notwithstanding the foregoing, notices given to Title Company shall not be deemed received by Title Company until such notice is actually received by Title Company.

22. PROPERTY INFORMATION AND CONFIDENTIALITY.

                  (a) Confidential Information. As used in this Agreement, the term "Confidential Information" shall mean all confidential, secret or proprietary information of the Disclosing Party disclosed to or learned by Recipient in connection with this Agreement and the Confidentiality Agreement dated January 2004 signed by Purchaser in connection with the proposed transaction, regardless of whether such information is specifically designated as confidential. Such Confidential Information may include, without limitation, engineering reports, environmental reports, tax receipts, technical data, financial information, business plans, marketing plans and other information relating to the Properties (inclusive of Purchaser's Investigation and the Property Information) and any analyses, compilations, data, studies, reports or other information or documents prepared or obtained by the Recipient containing or based, in whole or in part, on the information or documents described in this
Section 22(a). "Confidential Information" shall not include information which
(i) is now, or hereafter becomes, through no act or failure to act on the part of Recipient, generally known or available to the public; (ii) is rightfully known by Recipient at the time of receiving such information; (iii) is hereafter rightfully furnished to Recipient by a third party without any breach of any confidentiality obligation to Disclosing Party; or (iv) is independently developed by Recipient without any breach of this Agreement. The party disclosing Confidential Information is referred to as "Disclosing Party," and the party receiving Confidential Information as "Recipient."

                  (b) Limited Use of Confidential Information. Purchaser agrees that, prior to the Closing, no Confidential Information will be used by Purchaser or Purchaser's Representatives, directly or indirectly, for any purpose other than evaluating the Properties. Moreover, Purchaser agrees that, prior to the Closing, the Confidential Information will be transmitted only to Purchaser's Representatives who need to know the Confidential Information for the purpose of evaluating the Properties. If, pursuant to any agreement between Seller and any third party, any Confidential Information is subject to a confidentiality agreement with that third party, Purchaser agrees that delivery of that Confidential Information shall be subject to receipt from Purchaser of a written confidentiality agreement required by that agreement with such third party and Purchaser further agrees that transmission and use of any such Confidential Information shall be subject to the requirements of both that separate confidentiality agreement and this Section 22. Except in connection with the preparation of a so-called "Phase I" environmental report with respect to the Properties, and for standard "zoning/permitting letters," Purchaser shall not contact any governmental official or representative regarding the condition of the Properties without Seller's prior written consent thereto. In addition, if such Seller's consent is obtained by Purchaser, Seller shall be entitled to receive at least five (5) days' prior written notice of the intended contact and to have a representative present when Purchaser has any such contact with any governmental official or representative.

                  (c) Limited Dissemination of Confidential Information. Recipient shall use the same care and discretion, but in no event less than reasonable care and discretion, to prevent disclosure, publication, or dissemination of the Confidential Information as it employs with similar information of its own. Disclosure of the Confidential Information may be made only to Purchaser's or Seller's Representatives who have a specific need to know such Confidential Information, and have obligated themselves to hold such Confidential Information in trust and confidence or otherwise to comply with the terms of this Agreement.

                  (d) Use for Proposed Transaction. Neither Purchaser nor Seller nor their respective Representatives will use any of the Confidential Information for any reason or purpose other than the evaluation of the transaction contemplated hereby (the "Proposed Transaction") for the purpose of determining whether it desires to consummate such transaction.

                  (e) No Publicity. Without the prior written consent of the other party and except as provided in Sections 22(f) and 22(g), neither Purchaser nor Seller nor any of their respective Representatives will confirm to any person other than those authorized by this Agreement either the fact that discussions or negotiations are taking place concerning the Proposed Transaction or any of the terms, conditions or other facts concerning the Proposed Transaction.

                  (f) Protective Order. If Purchaser or Seller become legally obligated to disclose any Confidential Information, each will give the non-disclosing party prompt and timely notice of such fact so that the other party may seek to obtain a protective order or other appropriate remedy concerning any such disclosure or waive compliance with the provisions of this
Section 22. The Disclosing Party will cooperate fully with the non-disclosing party in connection with its efforts to obtain a protective order or other appropriate remedy. In the event the non-disclosing party is unable to obtain a protective order or other appropriate remedy with respect to the Confidential Information, the Disclosing Party shall use its best efforts to have the Confidential Information which it is required to disclose treated confidentially by the recipient thereof.

                  (g) Disclosure Required by Law. Notwithstanding anything in the foregoing to the contrary, Seller shall have the right to make any disclosure (including public announcements) which Seller reasonably believes (following consultation with its counsel) is required by Law or applicable rules of any securities exchange.

                  (h) Securities Laws. Purchaser acknowledges that it is aware, and shall advise its employees, officers, consultants and agents who receive Confidential Information and are informed as to the matters which are subject to this Agreement, that the securities laws of the United States prohibit any person who has received Confidential Information from purchasing or selling securities of Seller or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

                  (i) Breach of Confidentiality . Each party acknowledges and agrees that in the event of any breach of this Section 22 by it, including, without limitation, the actual or threatened disclosure of Confidential Information without the express prior written consent of Disclosing Party, Disclosing Party will suffer irreparable harm and injury and no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Purchaser and Seller agree that in any such event Disclosing Party shall be entitled to specific performance of Recipient's obligations under this Section 22, as well as such further injunctive relief as may be granted by a court of competent jurisdiction. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 22 but shall be in addition to all other remedies at law or in equity. Without limiting anything in the foregoing to the contrary, Purchaser and Seller shall each indemnify and hold the other party and the other party's Representatives, harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) suffered or incurred by the other party and any of the other party's Representatives and arising out of or in connection with a breach by such party or such party's Representatives of the provisions of this Section 22.

                  (j) Return of Confidential Information. In the event this Agreement is terminated, Purchaser and Purchaser's Representatives shall promptly either (i) deliver to Seller all originals and copies of the Property Information referred to in Section 22(e) with respect to the Properties, and promptly deliver copies of, and assign to Seller all of Purchaser's right, title and interest in, such Investigations, to the extent assignable, or (ii) destroy all such information. Notwithstanding the foregoing, Purchaser shall not be required to deliver to Seller proprietary information developed by Purchaser or its consultants containing Purchaser's trade secrets or confidential information, but Purchaser shall not disclose any such information outside of The Lightstone Group. Purchaser shall remain solely responsible to pay all costs related to the Investigations. In the event this Agreement is terminated for failure of the condition set forth in Section 8(a), the provisions of Section 8(a) shall control. Confidential Information disclosed prior to the effective date of termination shall remain subject to the terms and conditions of this
Section 22 for a period of two (2) years after termination.

                  (k) Survival. The provisions of this Section 22 shall survive Closing (and shall not be merged in the Deeds) or earlier termination of this Agreement.

         23. MISCELLANEOUS.

                  (a) Amendments. This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of both Seller and Purchaser.

                  (b) Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and to their respective heirs, executors, administrators, successors and permitted assigns.

                  (c) Integration. All prior statements, understandings, representations and agreements between the parties with respect to the purchase and sale of the Properties, oral or written, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with the Proposed Transaction and which is entered into after full negotiation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment, Schedule or Exhibit hereto.

                  (d) Discharge of Obligations. Except as otherwise expressly provided herein, Purchaser's acceptance of the Deeds and the Ground Lease Assignment shall be deemed a discharge of all of the obligations of Seller and each Owner hereunder and all of Seller's representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at the Closing by Seller and each Owner and shall not survive the Closing.

                  (e) Covenant Not to Sue Individuals. Purchaser agrees not to sue or otherwise seek to enforce any personal obligation against any past, present or future trustee, shareholder, officer or employee of PREIT, Seller or any Owner with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. The provisions of this
Section 23(e) shall survive the Closing (and shall not be merged in the Deeds or the Ground Lease Assignment) or earlier termination of this Agreement.

                  (f) Time of the Essence. Purchaser and Seller mutually agree that, wherever this Agreement provides that Purchaser or Seller must send or give any notice, make an election or take some other action within a specific time period or at or before a specific time in order to exercise a right or remedy they may have hereunder, time shall be of the essence with respect to the taking of such action, and either party's failure to take such action within the applicable time period or at or before the specific time shall be deemed to be an irrevocable waiver by such party of such right or remedy.

                  (g) Delay Not a Waiver. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

                  (h) No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded, and any attempted recordation hereof shall be void and shall constitute a default hereunder. Purchaser agrees to indemnify Seller against all costs, expenses and damages, including without limitation reasonable attorneys' fees and disbursements, incurred by Seller by reason of the filing by Purchaser of this Agreement or any memorandum thereof. The provisions of this
Section 23(h) shall survive the termination of this Agreement.

                  (i) No Offer; Counterpart Copies. Delivery of this Agreement or a draft hereof shall not be deemed an offer, and neither Seller nor Purchaser shall have any rights or obligations hereunder unless and until all parties have signed and delivered an original of this Agreement. This Agreement may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. A facsimile of a signature will have the same legal effect as an originally drawn signature.

                  (j) Exhibits Incorporated. Each of the Exhibits and Schedules referred to herein and attached hereto is incorporated herein by this reference.

                  (k) Captions. The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

                  (l) Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws.

                  (m) Invalid Provision. If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable. Notwithstanding the foregoing sentence, if (i) any provision of this Agreement is finally determined by a court of competent jurisdiction to be unenforceable or invalid in whole or in part, (ii) the opportunity for all appeals of such determination have expired, and (iii) such unenforceability or invalidity alters the substance of this Agreement (taken as a whole) so as to deny either party, in a material way, the realization of the intended benefit of its bargain, such party may terminate this Agreement within thirty (30) days after the final determination by notice to the other. If such party so elects to terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations, and except that Purchaser shall be entitled to a return of the Deposit provided that Purchaser is not otherwise in material default hereunder.

                  (n) WAIVER OF TRIAL BY JURY. SELLER AND PURCHASER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY THEM AGAINST THE OTHER(S) ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED AND DELIVERED BY A PARTY IN CONNECTION HEREWITH (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).

                  (o) Waiver of Tender. Seller and Purchaser hereby waive tender of the Deeds and the Ground Lease Assignment and of the Purchase Price.

                  (p) Attorneys' Fees. If either party brings an action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees actually incurred.

                  (q) Confirmation of Effective Date and Expiration of Investigation Period. Upon full execution and delivery of this Agreement, Seller shall circulate a written confirmation of the effective date of this Agreement and the expiration of the Investigation Period.

            [THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the day and year first above written.


                                    PURCHASER

                                     LIGHTSTONE REAL ESTATE PARTNERS, LLC,
                                     a New Jersey limited liability company


                                     By: /s/ David Lichtenstein
                                         ------------------------
                                     Name: David Lichtenstein
                                     Title: Managing Director

                                     Date: May ll, 2004


                                     SELLER:

                                     PREIT ASSOCIATES, L.P. , a Delaware
                                     limited partnership
                                     By: Pennsylvania Real Estate Investment
                                     Trust, its general partner


                                     By: /s/ Jeffrey A. Linn
                                         -------------------------
                                     Name: Jeffrey A. Linn
                                     Title: Executive Vice President

                                     Date: May 17, 2004

                                JOINDER BY OWNERS

      The undersigned Owners join this Agreement solely for the purpose of binding their respective interests in their respective Properties, but accept no other liability under this Agreement.

                                     PR SHENANGO VALLEY LIMITED PARTNERSHIP,
                                     a Pennsylvania limited partnership
                                     By:  PR Shenango Valley LLC, its sole
                                     general partner
                                     By:  PREIT Associates, L.P., its
                                     sole member
                                     By:  Pennsylvania Real Estate Investment
                                     Trust, its general partner

                                     By: /s/ Jeffrey A. Linn
                                         -----------------------------
                                     Name:    Jeffrey A. Linn
                                     Title:   Executive Vice President

                                     PR SCHUYLKILL LIMITED PARTNERSHIP
                                     By:  PR Schuylkill LLC, its sole general
                                     partner
                                     By:  PREIT Associates, L.P., its
                                     sole member
                                     By:  Pennsylvania Real Estate Investment
                                     Trust, its general partner

                                     By:  /s/ Jeffrey A. Linn
                                         -----------------------------
                                     Name:    Jeffrey A. Linn
                                     Title:   Executive Vice President

                                     PR FINANCING LIMITED PARTNERSHIP,
                                     a Delaware limited partnership
                                     By:  PR Financing I LLC, its
                                     general partner


                                     By: /s/ Jeffrey A. Linn
                                         -----------------------------
                                     Name:    Jeffrey A. Linn
                                     Title:   Director






                       [Signatures contained on next page]

                                     PR BRADLEY SQUARE LLC, a Delaware limited
                                     liability company
                                     By:  PREIT Associates, L.P., its
                                     sole member
                                     By:  Pennsylvania Real Estate Investment
                                     Trust, its general partner

                                     By: /s/ Jeffrey A. Linn
                                         -----------------------------
                                     Name:    Jeffrey A. Linn
                                     Title:   Executive Vice President

                                     PR MT. BERRY SQUARE LLC, a Delaware
                                     limited liability company
                                     By:  PREIT Associates, L.P., its
                                     sole member
                                     By:  Pennsylvania Real Estate Investment
                                     Trust, its general partner

                                     By: /s/ Jeffrey A. Linn
                                         -----------------------------
                                     Name:    Jeffrey A. Linn
                                     Title:   Executive Vice President

                            JOINDER BY TITLE COMPANY

Title Company joins this Agreement solely for the purpose of agreeing to the provisions of Section 18:


                                     FIRST AMERICAN TITLE INSURANCE COMPANY


                                     By: /s/ Andrew D. Jaeger
                                         -----------------------------
                                     Name:  Andrew D. Jaeger
                                     Title:  Counsel
                                     Date:  May 17, 2004

                    AMENDMENT TO PURCHASE AND SALE AGREEMENT


         AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") dated as of June 2, 2004 between PREIT ASSOCIATES, L.P. ("Seller") and LIGHTSTONE REAL ESTATE PARTNERS, LLC ("Purchaser").

                                   Background

         Seller and Purchaser executed a Purchase and Sale Agreement dated as of May 14, 2004 (the "Original Purchase Agreement") with respect to the purchase and sale of six retail mall complexes.

         Pursuant to Section 4(c) of the Original Purchase Agreement, Purchaser exercised its right to terminate the Agreement. Purchaser has requested Sellers to reinstate and to further amend the Original Purchase Agreement to exclude from the sale the retail mall complex known as Schuylkill Mall, and to revise the Purchase Price to reflect that exclusion, and Seller has agreed to do so upon the terms and subject to the conditions set forth in this Amendment.

         The term "Agreement" as used herein and in the Original Purchase Agreement shall mean the Original Purchase Agreement as amended by this Amendment. Other terms which are capitalized herein, but not defined, shall have their respective meanings set forth in the Original Purchase Agreement.

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. REINSTATEMENT OF AGREEMENT. Upon execution of this Amendment, the Agreement shall be reinstated. Purchaser has no right to the return of the Deposit pursuant to Section 4(c) of the Original Purchase Agreement, and Purchaser has no further right to terminate this Agreement pursuant to Section 4(c) of the Original Purchase Agreement.

2. SCHUYLKILL MALL. Closing will not occur on Schuylkill Mall, and all references in the Agreement to the Schuylkill Mall are hereby deleted in their entirety. Specifically, and without limiting the foregoing, Big Lots in the Schuylkill Mall shall no longer be an "Anchor Tenant," Exhibit A to the Original Purchase Agreement is hereby amended to delete reference to the Schuylkill Mall, and Exhibit B to the Original Purchase Agreement is hereby revised to delete the legal description of the Schuylkill Mall. PR Schuylkill Limited Partnership is no longer an Owner, and its Joinder to the Original Purchase Agreement to bind its interest in the Schuylkill Mall is hereby revoked.

3. PURCHASE PRICE. The Purchase Price is hereby amended to be One Hundred Ten Million Six Hundred Seventy-five Thousand ($110,675,000) Dollars.

4. TITLE OBJECTIONS. The phrase "not later than the expiration of the Investigation Period" appearing in the second line of Section 5(b) of the Agreement is changed to read "June 7, 2004."

5. GROUND LEASE APPROVAL. The following is added as Section 8(a)(iii) of the
Agreement:

(iii) Purchaser's lender shall have approved the ground lease with respect to the Shenango Valley Mall on or before June 7, 2004. If the condition set forth above is not satisfied by such date, then this Agreement shall terminate, the Deposit shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights, liabilities or obligations hereunder, except for the Surviving Obligations.

6. PREIT BOARD APPROVAL. The last sentence of Section 8(a)(i) of the Agreement is changed to give Seller until June 9, 2004 to advise Purchaser in writing whether the Board of Trustees of PREIT has approved the transactions contemplated by the Agreement.

7. ORIGINAL PURCHASE AGREEMENT RATIFIED. Seller and Purchaser hereby ratify and confirm the Agreement, except as expressly amended or modified hereby, or inconsistent with the provisions hereof. If any provision in the Original Purchase Agreement conflicts or is inconsistent with a provision in this Amendment, the provision in this Amendment shall prevail.

8. EXECUTION; FACSIMILE SIGNATURES. This Amendment may be executed in counterparts, all of which when taken together shall constitute a single instrument. In addition, a facsimile of a party's signature shall be given the same force and effect as an original signature.

            [The remainder of this page is left intentionally blank]

         IN WITNESS WHEREOF, this Amendment has been duly executed by the parties as of the day and year set forth above.

                                     PURCHASER

                                     LIGHTSTONE REAL ESTATE PARTNERS, LLC,
                                     a New Jersey limited liability company


                                     By: /s/ David Lichtenstein
                                         --------------------------
                                     Name:  David Lichentstein
                                     Title:  Managing Director



                                     SELLER:

                                     PREIT ASSOCIATES, L.P. , a Delaware
                                     limited partnership
                                     By:    Pennsylvania Real Estate Investment
                                     Trust, its general partner


                                     By: /s/ Jeffrey A. Linn
                                         ----------------------------
                                     Name:  Jeffrey A. Linn
                                     Title:  Executive Vice President